UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MagnaChip Semiconductor Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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c/o MagnaChip Semiconductor S.A.

1, Allée Scheffer, L-2520

Luxembourg, Grand Duchy of Luxembourg

To Our Stockholders:

You are invited to attend the Annual Meeting of Stockholders of MagnaChip Semiconductor Corporation to be held on June 12, 2018, at 8:00 p.m. Eastern Daylight Time. We are pleased to announce that this year’s annual meeting will be held completely virtually via live interactive webcast on the Internet. You will be able to attend, vote and submit your questions during the meeting at www.virtualshareholdermeeting.com/mx2018. We have enclosed the notice of our Annual Meeting of Stockholders, together with a proxy statement, a proxy and an envelope for returning the proxy.

You are asked to act upon proposals to:

(1)	elect the seven director nominees named in the proxy statement to our Board of Directors;

(2)	conduct an advisory (non-binding) vote on the compensation of our named executive officers;

(3)	conduct an advisory (non-binding) vote on the frequency of stockholder advisory votes on the compensation of our named executive officers; and

(4)	ratify the appointment of Samil PricewaterhouseCoopers as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Your Board of Directors unanimously recommends that you vote “FOR” each nominee for director that the Board has selected, “FOR” the approval of the compensation of our named executive officers, “1 YEAR” with respect to the frequency of the advisory vote on the compensation of named executive officers and “FOR” the appointment of Samil PricewaterhouseCoopers as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Please carefully review the proxy statement and then complete and sign your proxy and return it promptly. If you attend the virtual meeting and decide to vote during the meeting, you may withdraw your proxy by voting at the meeting.

Your time and attention to this letter and the accompanying proxy statement and proxy are appreciated. Your vote is important. Please take the time to read the enclosed proxy statement and cast your vote via proxy or at the meeting.

Sincerely,

/s/ Young-Joon Kim
Young-Joon Kim
Chief Executive Officer

April 27, 2018

MagnaChip Semiconductor Corporation

c/o MagnaChip Semiconductor S.A.

1, Allée Scheffer, L-2520

Luxembourg, Grand Duchy of Luxembourg

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 12, 2018

The Annual Meeting of Stockholders of MagnaChip Semiconductor Corporation, a Delaware corporation, will be held on Tuesday, June 12, 2018, at 8:00 p.m. Eastern Daylight Time, via live interactive webcast on the Internet, for the following purposes:

(1)	to elect the seven director nominees named in the proxy statement to our Board of Directors;

(2)	to conduct an advisory (non-binding) vote on the compensation of our named executive officers;

(3)	to conduct an advisory (non-binding) vote on the frequency of stockholder advisory votes on the compensation of our named executive officers;

(4)	to ratify the appointment of Samil PricewaterhouseCoopers as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

(5)	to transact such other business as may properly come before the meeting.

Holders of record of our common stock at the close of business on Monday, April 16, 2018, are entitled to vote at the meeting. A list of stockholders entitled to vote will be available for inspection by stockholders of record for any purpose germane to the Annual Meeting during ordinary business hours at our offices at MagnaChip Semiconductor Corporation, c/o MagnaChip Semiconductor, Inc., 60 South Market Street, Suite 750, San Jose, CA 95113, for ten days prior to the Annual Meeting. If you are a stockholder of record and would like to view this stockholder list, please contact Investor Relations at (408) 625-1262. Additionally, such list of stockholders will be made available for viewing electronically during the Annual Meeting, and instructions to access such list will be available on the date of the Annual Meeting at www.virtualshareholdermeeting.com/mx2018.

By Order of the Board of Directors

/s/ Theodore Kim
Theodore Kim
Executive Vice President, General Counsel, Chief
Compliance Officer and Secretary

April 27, 2018

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to Be Held on June 12, 2018

The 2018 Proxy Statement and 2017 Annual Report are available, free of charge, at http://www.proxyvote.com.

The Company’s Annual Report for the year ended December 31, 2017 is being mailed to stockholders concurrently with the 2018 Proxy Statement. The Annual Report contains financial and other information about the Company, but is not incorporated into the Proxy Statement and is not deemed to be a part of the proxy soliciting materials.

Even if you expect to attend the Annual Meeting, please promptly complete, sign, date and mail the enclosed proxy card. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. Alternatively, if you are a holder of record of our common stock on the record date, you may vote your shares electronically either over the internet at http://www.proxyvote.com or by touch-tone telephone at 1-800-690-6903. Stockholders who attend the Annual Meeting may revoke their proxies and vote during the meeting at www.virtualshareholdermeeting.com/mx2018 if they so desire.

MagnaChip Semiconductor Corporation

c/o MagnaChip Semiconductor S.A.

1, Allée Scheffer, L-2520

Luxembourg, Grand Duchy of Luxembourg

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2018

GENERAL INFORMATION

Why am I receiving these materials?

We sent you these proxy materials because the Board of Directors (the “Board”) of MagnaChip Semiconductor Corporation (the “Company,” “MagnaChip,” “we,” “us,” and “our”) is soliciting your proxy to vote at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponements or adjournments of the Annual Meeting. The Annual Meeting will be held virtually via live interactive webcast on the Internet on June 12, 2018, at 8:00 p.m. Eastern Daylight Time. If you held shares of our Common Stock on April 16, 2018 (the “Record Date”), you are invited to attend the Annual Meeting at www.virtualshareholdermeeting.com/mx2018 and vote on the proposals described below under the heading “What am I voting on?” However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may complete, sign, date, and return the enclosed proxy card. You may also vote over the Internet or by telephone.

The Notice of Annual Meeting of Stockholders, Proxy Statement, the enclosed proxy card, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 are being mailed to stockholders commencing on or about April 30, 2018.

What am I voting on?

There are four proposals scheduled to be voted on at the Annual Meeting:

1.	Election of the seven director nominees specified in this Proxy Statement to serve until the 2019 Annual Meetings of Stockholders and until their respective successors are elected and qualified;

2.	Approval on an advisory (non-binding) basis of the compensation of our named executive officers as described in this Proxy Statement;

3.	An advisory (non-binding) vote on the frequency of stockholder advisory votes on the compensation of our named executive officers; and

4.	Ratification of the appointment of Samil PricewaterhouseCoopers as our independent registered public accountants for the fiscal year ending December 31, 2018.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

“FOR” the election of each of the seven director nominees named in this Proxy Statement to hold office until the 2019 Annual Meetings of Stockholders and until their respective successors are elected and qualified;

“FOR” the approval on an advisory (non-binding) basis of the compensation of the named executive officers as described in this Proxy Statement;

“1 YEAR” as the frequency of stockholder advisory votes on the compensation of our named executive officers; and

“FOR” the ratification of the appointment of Samil PricewaterhouseCoopers as our independent registered public accountants for the fiscal year ending December 31, 2018.

Who can vote at the Annual Meeting?

If you were a holder of record of the Company’s common stock (the “Common Stock”) as of the close of business on April 16, 2018, the Record Date for the Annual Meeting, you may vote your shares at the Annual Meeting. As of the Record Date, there were 34,321,175 shares of MagnaChip Common Stock outstanding, excluding treasury shares. Company treasury shares will not be voted. Each stockholder has one vote for each share of Common Stock held as of the Record Date.

If, on the Record Date, your shares were held in an account at a broker, bank, or other financial institution (we will refer to those organizations collectively as “broker”), then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that broker. The broker holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker on how to vote the shares in your account. As a beneficial owner, you are invited to attend the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/mx2018. However, since you are not a stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from your broker.

How can I attend the Annual Meeting?

You are invited to attend the Annual Meeting, if you are a stockholder or record or a beneficial owner as of April 16, 2018, live via the Internet at www.virtualshareholdermeeting.com/mx2018. You must have your Control Number listed on the enclosed proxy card to enter the meeting. The webcast starts at 8:00 p.m. Eastern Daylight Time. You may vote and submit questions while attending the meeting on the Internet. Instructions on how to attend and participate in the Annual Meeting via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/mx2018. The audio broadcast will be archived on that website for one year.

What if I return the proxy card to the Company but do not make specific choices?

If you return a signed, dated, proxy card to the Company without making any voting selections, the Company will vote your shares (1) “FOR” the election of each of the seven director nominees named in this Proxy Statement to hold office until the 2019 Annual Meetings of Stockholders and until their respective successors are elected and qualified; (2) “FOR” the approval on an advisory (non-binding) basis of the compensation of our named executive officers as disclosed in this Proxy Statement; (3) “1 YEAR” as the frequency of advisory (non-binding) votes on the compensation of our named executive officers; and (4) “FOR” the ratification of the appointment of Samil PricewaterhouseCoopers as our independent registered public accountants for the fiscal year ending December 31, 2018.

The Company does not expect that any matters other than the election of directors and the other proposal described in this Proxy Statement will be brought before the Annual Meeting. The persons appointed as proxies will vote in their discretion on any other matters that may properly come before the Annual Meeting or any postponements or adjournments thereof, including any vote to postpone or adjourn the Annual Meeting.

How many shares must be present or represented to conduct business at the Annual Meeting?

A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if the holders of at least a majority of the total number of shares of Common Stock entitled to vote are present, in person or by proxy, at the Annual Meeting. Abstentions and shares represented by broker non-votes are counted for the purpose of determining whether a quorum is present. If there are insufficient votes to constitute a quorum at the time of the Annual Meeting, we may adjourn the Annual Meeting to solicit additional proxies.

How are votes counted and what is a broker non-vote?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “FOR,” “AGAINST,” “WITHHOLD,” abstentions and broker non-votes. A “broker non-vote” occurs when your broker submits a proxy card for your shares of Common Stock held in street name, but does not vote on a particular proposal because the broker has not received voting instructions from you and does not have the authority to vote on that matter without instructions. Under the rules that govern brokers who are voting shares held in street name, brokers have the discretion to vote those shares on routine matters but not on non-routine matters. For purposes of these rules, the only routine matter in this Proxy Statement is Proposal Four—the ratification of our independent registered public accounting firm for the fiscal year ending December 31, 2018. Non-routine matters in this Proxy Statement are Proposal One—the election of directors, Proposal Two—the advisory (non-binding) vote on the compensation of our named executive officers, and Proposal Three—the advisory (non-binding) vote on the frequency of stockholder advisory votes on the compensation of our named executive officers. Therefore, if you hold your shares in street name and do not provide voting instructions to your broker, your broker does not have discretion to vote your shares on any proposal at the Annual Meeting other than Proposal Four—the ratification of our independent registered public accounting firm for the fiscal year ending December 31, 2018. However, your shares will be considered present at the Annual Meeting for purposes of determining the existence of a quorum.

What is the voting requirement to approve each of the proposals?

Proposal One—Election of Directors

The election of director nominees requires a plurality vote of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors. The director nominees receiving the highest number of “FOR” votes cast by the holders of our Common Stock entitled to vote at the Annual Meeting will be elected. Accordingly, “WITHHOLD” votes and broker non-votes will have no effect on the outcome of the election of directors. Stockholders have no right to cumulative voting as to any matters, including the election of directors.

Proposal Two—Advisory Vote on Compensation of our Named Executive Officers

The proposal to approve on an advisory (non-binding) basis the compensation of our named executive officers for the fiscal year ended December 31, 2017 as described in this Proxy Statement requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions will be included in the number of shares present and entitled to vote and will therefore have the same effect as a vote “AGAINST” the proposal. Broker non-votes will not be included in calculating the number of votes entitled to vote on this proposal and will therefore have no effect on the outcome of this proposal.

Proposal Three—Advisory Vote on the Frequency of the Stockholder Vote on Executive Compensation

The option of “1 Year,” “2 Years” or “3 Years” receiving the highest number of votes present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal will be considered the option selected by the stockholders. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal.

Proposal Four—Ratification of the Appointment of our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2018

The proposal to ratify the appointment of Samil PricewaterhouseCoopers requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions will be included in the number of shares present and entitled to vote and will therefore have the same effect as a vote “AGAINST” this proposal. Brokers have discretionary authority to vote uninstructed shares on this proposal.

How do I vote my shares of MagnaChip Common Stock?

Stockholders may vote shares of our Common Stock using any of the following means:

Voting by Proxy Cards. A registered stockholder may vote shares until voting is completed at the Annual Meeting by returning a duly completed and executed proxy card in the postage-paid envelope included. All proxy cards received by us that have been properly signed and have not been revoked will be voted in accordance with the instructions contained in the proxy cards. For your mailed proxy card to be counted, we must receive it prior to the close of business on June 11, 2018.

Voting by Telephone or Internet. A registered stockholder may vote shares until 11:59 p.m. Eastern Daylight Time on June 11, 2018 by calling the toll-free number indicated on the proxy card and following the recorded instructions or by accessing the website indicated on the proxy card and following the instructions provided. When a stockholder votes by telephone or Internet, his, her or its vote is recorded immediately.

Voting by Internet During the Annual Meeting. Instructions on how to attend and vote at the meeting are described at www.virtualshareholdermeeting.com/mx2018. If a stockholder attends the Annual Meeting and votes his, her or its shares during the meeting via the voting instructions described at www.virtualshareholdermeeting.com /mx2018, then any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that such stockholder casts during the Annual Meeting. Further, if the shares are held of record by a broker and a stockholder wishes to vote at the Annual Meeting, he, she or it must obtain a proxy issued in his, her or its name from the record holder in accordance with the materials and instructions for voting provided by his, her or its broker.

Voting by “Street Name” Stockholders. If stockholders hold shares in “street name,” then those stockholders may vote in accordance with the materials and instructions for voting the shares provided by their broker. If “street name” stockholders wish to vote shares at the Annual Meeting, then they must obtain proxies from their broker in order to vote their shares at the Annual Meeting in accordance with the materials and instructions for voting provided by his, her or its broker. If a “street name” stockholder does not vote by proxy or otherwise give voting instructions to their broker, such shares will not be voted by the broker for Proposal One, Two or Three at the Annual Meeting.

Changing Votes. A stockholder may change his, her or its vote at any time before it is voted at the Annual Meeting by (1) delivering a proxy revocation or another duly executed proxy bearing a later date to MagnaChip Semiconductor Corporation, c/o MagnaChip Semiconductor, Inc., 60 South Market Street, Suite 750, San Jose, CA 95113, Attention: Secretary, which revocation or later-dated proxy is received by us prior to the close of business on June 11, 2018; (2) voting again by telephone or Internet in the manner described above prior to 11:59 p.m., Eastern Daylight Time, on June 11, 2018; or (3) attending the Annual Meeting and voting via the Internet during the meeting using the procedures described at www.virtualshareholdermeeting.com/mx2018. Attending the Annual Meeting via the Internet will not revoke a proxy unless the stockholder actually votes via the Internet during the meeting. “Street name” stockholders who wish to revoke or change their votes after returning voting instructions to their broker may do so in accordance with the materials and instructions provided by their broker or by contacting such broker to effect the revocation or change of vote.

How can I find out the results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. We will publish final results in a Current Report on Form 8-K that we expect to file with the Securities and Exchange Commission (the “SEC”) within four business days of the Annual Meeting. After the Form 8-K is filed, you may obtain a copy by visiting the investor relations section of our website or www.magnachip.com or by writing to MagnaChip Semiconductor Corporation, c/o MagnaChip Semiconductor, Inc., 60 South Market Street, Suite 750, San Jose, CA 95113, Attention: Secretary.

PROPOSAL ONE

ELECTION OF DIRECTORS

The members of our Board are elected to one-year terms, with each director to serve until such director’s successor is elected and qualified or until such director’s earlier resignation or removal. Pursuant to our bylaws, we have seven authorized members on our Board. The number of directors may be changed by our Board from time to time by resolution of a majority of the authorized directors, or by amendment of our bylaws by the affirmative vote of 66-2/3% of the outstanding voting stock of the Company, voting together as a single class.

At the Annual Meeting, seven directors are to be elected to hold office for a one-year term and until their successors are elected and qualified. The nominees to the Board are Mr. Melvin L. Keating, Mr. Young-Joon Kim, Mr. Randal Klein, Dr. Ilbok Lee, Mr. Camillo Martino, Mr. Gary Tanner and Mr. Nader Tavakoli.

Information regarding the nominees and each continuing director is set forth below. Each of the nominees listed in the proxy statement has agreed to serve as a director if elected. If for some unforeseen reason a nominee becomes unwilling or unable to serve, proxies will be voted for a substitute nominee selected by the Board.

The following table sets forth certain information regarding our director nominees:

Name	Age	Position
Gary Tanner	65	Non-Executive Chairman of the Board and Member of the Audit Committee and the Compensation Committee
Melvin L. Keating	71	Director, Chair of the Audit Committee and Member of the Nominating and Corporate Governance Committee
Young-Joon (YJ) Kim	53	Director and Chief Executive Officer
Randal Klein	52	Director and Member of the Audit Committee and the Risk Committee
Ilbok Lee	72	Director, Chair of the Nominating and Corporate Governance Committee and Member of the Risk Committee
Camillo Martino	56	Director, Chair of the Compensation Committee and Member of the Nominating and Corporate Governance Committee
Nader Tavakoli	60	Director, Chair of the Risk Committee and Member of the Compensation Committee

Gary Tanner, Non-Executive Chairman of the Board of Directors and Member of the Audit Committee and the Compensation Committee. Mr. Tanner became our Non-Executive Chairman of the Board in September 2016 and our director in August 2015. Mr. Tanner served as a director of Winstek Semiconductor Corp. which is listed on the Taiwan Stock Exchange (OTC) from September 2015 until November 2017 when majority ownership of Winstek Semiconductor was acquired by Siguard Corporation. Mr. Tanner served as Executive Vice President and Chief Operations Officer of International Rectifier Corporation from January 2013 to July 2015. Mr. Tanner also served as a director at STATS ChipPac Ltd. from July 2012 until August 2015. Prior to joining International Rectifier Corporation, Mr. Tanner was the principal in GWT Consulting and Investments LLC, a firm that provided consulting services to International Rectifier Corporation from January through December 2012. Mr. Tanner previously served as Chief Executive Officer at Zarlink Semiconductor, Inc. (“Zarlink”), from May 2011 to October 2011, when Zarlink was acquired by Microsemi Corporation in October 2011. Prior to his role as Chief Executive Officer of Zarlink, from November 2009 to May 2011, Mr. Tanner served as Chief Operating Officer at that company. Mr. Tanner joined Zarlink in August 2007 as Senior Vice President of Worldwide Operations via the acquisition of Legerity, Inc., where Mr. Tanner served as the Vice President of Operations from November 2002 until August 2007. Before Legerity/Zarlink, Mr. Tanner worked for nine years at Intel Corporation, where he held various positions managing domestic and international manufacturing operations. Prior to Intel, Mr. Tanner held various management positions in fab operations at

National Semiconductor, Texas Instruments and NCR Corporation. Our Board has concluded that Mr. Tanner should serve on the Board based upon his extensive experience in the semiconductor industry.

Melvin L. Keating, Director, Chair of the Audit Committee and Member of the Nominating and Corporate Governance Committee. Mr. Keating became our director in August 2016. Mr. Keating serves as a consultant, providing investment advice and other services to private equity firms and corporations, since November 2008. In addition, since September 2015, Mr. Keating serves as a director of Agilysys Inc., a leading technology company that provides innovative software for point-of-sale (POS), property management, inventory and procurement, workforce management, analytics, document management and mobile and wireless solutions and services to the hospitality industry. Mr. Keating also currently serves as a director of SPS Commerce, Inc., a provider of cloud-based supply management solutions, and Harte Hanks, Inc., a leader in developing customer relationships, experiences and defining interaction-led marketing. During the past five years, Mr. Keating also served on the boards of directors of the following public companies: Red Lion Hotels Corporation (2010-2017); API Technologies Corp.; Crown Crafts Inc. (August 2010—August 2013) and ModSys International Ltd. (formerly BluePhoenix Solutions Ltd.), a legacy platform modernization provider. Mr. Keating holds a B.A. degree in Art History from Rutgers University (where he was a Henry Rutgers Scholar), as well as an M.S. in Accounting (he was a Shell Oil Fellow) and an M.B.A. in Finance (he was a Benjamin Franklin Fellow), both from the Wharton School of the University of Pennsylvania. Our Board has concluded that Mr. Keating should serve on the Board based upon his extensive experience advising technology companies.

Young-Joon (YJ) Kim, Director, Chief Executive Officer. Mr. YJ Kim became our Chief Executive Officer and director in May 2015. Mr. Kim joined our company in May 2013 and served as our Executive Vice President and General Manager, Display Solutions Division. He was promoted to Interim Chief Executive Officer in May 2014. He also served as the acting General Manager of our Foundry Services Group from May to November 2015. Prior to joining our company, Mr. Kim held a variety of senior management roles at several global semiconductor firms in a career spanning nearly 30 years. His past roles include marketing, engineering, product development and strategic planning, and his product expertise includes microprocessors, network processors, FLASH, EPROM, analog, mixed-signal, sensors, workstations and servers. Immediately before joining the Company, Mr. Kim served as Vice President, Infrastructure Processor Division, and General Manager of the OCTEON Multi-Core Processor Group of Cavium, Inc., where he worked from 2006 to 2013. Prior to Cavium, Mr. Kim served as Core Team Lead and General Manager of the Tolapai Program at Intel Corporation from 2004 to 2006. In 1998, Mr. Kim co-founded API Networks, a joint venture between Samsung and Compaq, where he served as the head of product management, worldwide sales and business development for Alpha processors. Prior to API Networks, Mr. Kim served as Director of Marketing at Samsung Semiconductor, Inc. from 1996 to 1998. Mr. Kim began his career as a product engineer at Intel Corporation. Mr. Kim holds B.S. and M. Eng. degrees in Electrical Engineering from Cornell University. Our Board has concluded that Mr. YJ Kim should serve on the Board based on his understanding of the Company’s products and technology as our Chief Executive Officer and his deep knowledge of the semiconductor industry.

Randal Klein, Director and Member of the Audit Committee and the Risk Committee. Mr. Klein became our director in November 2009. Mr. Klein joined affiliates of Avenue Capital Management II, L.P., or Avenue, in 2004, and is currently a Portfolio Manager at Avenue where he assists with the direction of the investment activities of the Avenue U.S. strategy with a particular focus on restructurings and transactions while previously directing the investment activities of the Avenue Trade Claims funds. Previously, Mr. Klein was a Senior Vice President of the Avenue U.S. Funds. In such capacity, Mr. Klein was responsible for managing restructuring activities and identifying, analyzing and modeling investment opportunities for the Avenue U.S. strategy. Prior to joining Avenue, Mr. Klein was a Senior Vice President at Lehman Brothers, where his responsibilities included restructuring advisory work, financial sponsors coverage, mergers and acquisitions and corporate finance. Prior to Lehman, Mr. Klein worked in sales, marketing and engineering as an aerospace engineer for The Boeing Company. Mr. Klein currently serves, or has served, on the boards of Chassix, Gravity Oilfield Services Inc., NextWave Holdco LLC and American Media, Inc. Mr. Klein is a National Association of Corporate Directors (NACD) Board Leadership Fellow. Mr. Klein holds a B.S. in Aerospace Engineering, conferred with Highest

Distinction from the University of Virginia, and an M.B.A. in Finance, conferred as a Palmer Scholar, from the Wharton School of the University of Pennsylvania. Our Board has concluded that Mr. Klein should serve on the Board based upon his 23 years of experience as a financial advisor and investment manager.

Ilbok Lee, Director, Chair of the Nominating and Corporate Governance Committee, and Member of the Risk Committee. Dr. Lee became our director in August 2011. Dr. Lee is an advisor/consultant to the Configurable Mixed-signal Business Unit of Dialog Semiconductor, Inc., which acquired Silego Technology Inc., a semiconductor company, or Silego, in October 2017. Dr. Lee served as Executive Chairman of Silego from August 2016 to October 2017. Dr. Lee also served as Silego’s Chairman of the Board from March 2015 to August 2016 and as Silego’s Chief Executive Officer from Silego’s inception in October 2001 until August 2016. He also served as Silego’s President from October 2001 until March 2015. From April 1999 to September 2001, Dr. Lee served as Senior Vice President and General Manager of the Timing Division at Cypress Semiconductor Corp., a public semiconductor company, and from May 1992 to March 1999 served as President and Chief Executive Officer of IC Works, Inc., a semiconductor company he co-founded that was acquired by Cypress in 2001. Dr. Lee co-founded Samsung Semiconductor, Inc. (U.S.A.) in July 1983 and served in various positions at the company, including President and Chief Executive Officer, until May 1992. Prior to Samsung, Dr. Lee served in various technical and managerial positions at Intel and National Semiconductor. Dr. Lee served as a member of the board of directors for Sierra Monolithic, a privately held semiconductor company, from 2002 through 2009. Dr. Lee received a Ph.D. and M.S.E.E. from the University of Minnesota and a B.S.E.E. from Seoul National University. Our Board has concluded that Dr. Lee should serve on our Board based upon his extensive experience in the semiconductor industry.

Camillo Martino, Director, Chair of the Compensation Committee and Member of the Nominating and Corporate Governance Committee. Mr. Martino became our director in August 2016. Mr. Martino currently also serves as a member of the board of directors for both Cypress Semiconductor Corporation and MosChip Semiconductor Technology Limited. Mr. Martino also serves as a member of the board of directors at multiple privately-held companies, including VVDN Technologies Pvt. Ltd. and SAI Technology Inc. and Agylstor Inc. Mr. Martino previously served as a director and the Chief Executive Officer of Silicon Image Inc. from January 2010 until the completion of its sale to Lattice Semiconductor Corporation in March 2015. From January 2008 to December 2009, Mr. Martino served as Chief Operating Officer of SAI Technology Inc., where he also served as a director from June 2006 to November 2010. From July 2005 to June 2007, Mr. Martino served as a director, the President and Chief Executive Officer of Cornice Inc. From August 2001 to July 2005, Mr. Martino served as the Executive Vice President and Chief Operating Officer at Zoran Corporation. Prior to that, Mr. Martino held multiple positions with National Semiconductor Corporation for a total of nearly 14 years, and in four different countries. Mr. Martino holds a Bachelor of Applied Science from the University of Melbourne and a Graduate Diploma from Monash University in Australia. Our Board has concluded that Mr. Martino should serve on the Board based upon his extensive experience advising technology companies.

Nader Tavakoli, Director, Chair of the Risk Committee, and Member of the Compensation Committee. Mr. Tavakoli became our director in November 2009. Mr. Tavakoli is the former Chairman, CEO and President of Ambac Financial Group and Ambac Assurance Corporation, having led the operational and financial restructuring of Ambac from 2012 through 2016. Prior to assuming executive responsibility at Ambac, Mr. Tavakoli served as a financial advisor and independent director at the company, and served on the audit and compensation committees of Ambac’s board. Since 2013, Mr. Tavakoli has served as a Plan Administrator and Director of MF Global Inc., and also serves as the company’s court appointed Litigation Trustee charged with pursuing certain claims on behalf of the company’s stakeholders. Mr. Tavakoli also serves as the CEO and Plan Administrator of Cobalt International Energy and its affiliates. Mr. Tavakoli is also the Chairman and CEO of EagleRock Capital Management, a private investment partnership based in New York City. Prior to founding EagleRock in 2002, Mr. Tavakoli managed substantial investment portfolios with Odyssey Partners and Highbridge Capital Management. Mr. Tavakoli began his professional career as an attorney with the New York City law firm of Milbank, Tweed, Hadley and McCloy, where he represented institutional clients in banking, litigation and corporate restructuring matters. Mr. Tavakoli previously served as Chairman of the Board of the holding company for Aman Resorts Group, an international hospitality and real estate development company, and was a director of NextWave Wireless, Inc., prior to that company’s acquisition by AT&T Inc. in January 2013. Mr. Tavakoli is the past chair of the Montclair State University Foundation Board and its investment committee. Mr. Tavakoli holds a B.A. in History from Montclair State University, where he was selected Valedictorian, and a Juris Doctor from the Rutgers Law School, where he was an Editor of the Rutgers Law Review. Mr. Tavakoli is a Governance Leadership Fellow of the National Association of Corporate Directors. Our Board has concluded that Mr. Tavakoli should serve on the Board based upon his familiarity with our business, extensive investing and corporate governance experience.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

The Board reviews the independence of each director annually. In determining the independence of our directors, our Board considered Section 303A of the NYSE listing standards and broadly considered the materiality of each director’s relationship with us. Based upon the foregoing criteria, our Board has determined that the following directors are independent: Mr. Keating, Mr. Klein, Dr. Lee, Mr. Martino, Mr. Tanner and Mr. Tavakoli. In making such determination of independence for Mr. Klein under the applicable NYSE independence standards, the Board specifically considered Mr. Klein’s current employment with Avenue, previously a substantial stockholder of the Company, which sold all of the remaining shares of the Company’s common stock that it held on August 15, 2017.

Board Meetings

The Board held 20 meetings during fiscal year 2017. All of the directors attended at least 90% of the total meetings held by the Board and by all committees on which they served during fiscal year 2017.

Attendance at Annual Meeting

The Company’s Corporate Governance Guidelines as currently in effect provide that all directors shall make every effort to attend the Company’s annual meeting of stockholders. All of our directors attended our 2017 Annual Meeting of Stockholders.

Committees

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Risk Committee. The Board establishes ad hoc committees from time to time, which currently include the Strategic Review Committee and the Advisory Committee.

The Board has adopted written charters for the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Risk Committee. These charters, as well as our Code of Business Conduct and Ethics and our Corporate Governance Guidelines, are posted and available on our website at www.magnachip.com. The information on or accessible through our website is not a part of or incorporated by reference in this proxy statement.

Audit Committee

Our Audit Committee consists of Mr. Keating, as Chair, Mr. Klein and Mr. Tanner. Our Board has determined that each of Mr. Keating and Mr. Klein is an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended. Our Board has also determined that each of Mr. Keating, Mr. Klein and Mr. Tanner is independent as that term is defined in Section 303A of the New York Stock Exchange (“NYSE”) listing standards and Rule 10A-3 promulgated under the Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee held six meetings in 2017. The primary purpose of the Audit Committee is to assist our Board in fulfilling its oversight responsibilities by reviewing and reporting to the Board on the integrity of the financial reports and other financial information provided by the Company to the public, the SEC and any other governmental regulatory body, and on the Company’s compliance with other legal and regulatory requirements. The Audit Committee is responsible for the appointment, retention, review and oversight of the Company’s independent auditor, and the review and oversight of the Company’s internal financial reporting, policies and processes. The Audit Committee is also responsible for reviewing related party transactions, risk management, and legal and ethics compliance.

Compensation Committee

Our Compensation Committee consists of Mr. Martino, as Chair, Mr. Tanner and Mr. Tavakoli. Our Board has determined that each of Mr. Martino, Mr. Tanner and Mr. Tavakoli is independent under applicable NYSE listing standards.

The Compensation Committee held 18 meetings in 2017. The Compensation Committee has overall responsibility for evaluating and approving our executive officer and director compensation plans, policies and programs, as well as all equity-based compensation plans and policies.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Dr. Lee, as Chair, Mr. Keating and Mr. Martino. Our Board has determined that each of Dr. Lee, Mr. Keating and Mr. Martino is independent under applicable NYSE listing standards.

The Nominating and Corporate Governance Committee held four meetings in 2017. The Nominating and Corporate Governance Committee identifies individuals qualified to become board members, recommends director nominees, recommends board members for committee membership, develops and recommends corporate governance principles and practices and director orientation and continuing education, oversees the evaluation of our Board and its committees and formulates a description of the skills and attributes of desirable board members. The Nominating and Corporate Governance Committee will also consider candidates recommended by our stockholders so long as the proper procedures are followed.

Our bylaws provide that stockholders seeking to nominate candidates for election as directors at an annual meeting must provide timely notice of such nominations in writing. To be timely, a stockholder’s notice generally must be received in writing at the Company’s offices at MagnaChip Semiconductor Corporation, c/o MagnaChip Semiconductor, Inc., 60 South Market Street, Suite 750, San Jose, CA 95113, Attention: Secretary, not earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in the Company’s notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent), except that if no annual meeting was held in the previous year or the date of the annual meeting is more than 30 days earlier or later than such anniversary date, notice by the stockholders to be timely must be received not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. A stockholder’s notice must set forth, among other things,

•	the name and address of the stockholder who intends to make the nomination, and the names and addresses of the beneficial owners, if any, on whose behalf the nomination is being made and of the person or persons to be nominated;

•	a representation that the stockholder is a holder of record of stock of the Company entitled to vote for the election of Directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	certain information regarding the ownership and other interests of the stockholder or such other beneficial owner;

•	a description of all arrangements or understandings between the stockholder or such beneficial owner and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•	a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and such other beneficial owner, if any, and their respective affiliates and associates and each proposed nominee;

•	certain other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

•	the consent of each nominee to serve as a director of the Company if so elected.

A stockholder must also comply with all other applicable requirements of the Exchange Act and the rules and regulations under the Exchange Act with respect to matters relating to nominations of candidates for directors. The preceding is a summary of the stockholder nomination procedures set forth in our bylaws as currently in effect, and we refer our stockholders to the full text of Section 2.15 and such other applicable provisions of our bylaws as in effect from time to time for the specific requirements of such director nomination procedures by stockholders.

In addition to the formal procedures set forth in our bylaws for the nomination of directors by stockholders, the Nominating and Corporate Governance Committee has adopted a Policy Regarding Director Nominations pursuant to which it may from time to time evaluate candidates for nomination as director that come to its attention through incumbent directors, management, stockholders or third parties. The Nominating and Corporate Governance Committee may also, if it deems appropriate under the circumstances, engage a third-party search firm to assist in identifying qualified candidates. Such informal recommendations by stockholders should be directed to the attention of the Nominating and Corporate Governance Committee as set forth below under “—Communications with Directors.”

The Nominating and Corporate Governance Committee seeks director candidates who possess high quality business and professional experience, possess the highest personal and professional ethics, integrity and values, and who have an inquisitive and objective perspective and mature judgment. Director candidates must also be committed to representing the best interests of our stockholders and have sufficient time available in the judgment of the Nominating and Corporate Governance Committee to perform all Board and committee responsibilities. The Nominating and Corporate Governance Committee has no formal policy on diversity in identifying potential director candidates, but does regularly assess the needs of the Board for various skills, background and business experience in determining if the Board requires additional candidates for nomination.

Risk Committee

Our Risk Committee consists of Mr. Tavakoli, as Chair, Mr. Klein and Dr. Lee. The Risk Committee held three meetings in 2017. The Risk Committee assists the Board in its oversight of the Company’s management of key risks, as well as the guidelines, policies and processes for monitoring and mitigating such risks. The Risk Committee’s primary responsibility is to oversee and approve the implementation of Company-wide risk and crisis management best practices. Other responsibilities of the Risk Committee include providing input to management in identifying, assessing, mitigating and monitoring enterprise-wide risks the Company faces, including cybersecurity risks, and reviewing the Company’s business practices, compliance activities and enterprise risk management and making recommendations to the Board related to such review.

Board Leadership Structure

Separation of Chairman and Chief Executive Officer

Our Corporate Governance Guidelines state that the Board shall elect its Chairman and appoint the Company’s Chief Executive Officer according to its view of what is best for the Company at any given time. The Board does not believe there should be a fixed rule as to whether the offices of Chairman and Chief Executive Officer should be vested in the same person or two different people, or whether the Chairman should be an employee of the Company or should be elected from among the non-employee directors. The needs of the Company and the individuals available to play these roles may dictate different outcomes at different times, and the Board believes that retaining flexibility in these decisions is in the best interest of the Company.

Currently, Mr. Tanner serves as the Company’s Chairman of the Board and Mr. YJ Kim serves as the Company’s Chief Executive Officer. Following the Annual Meeting, Mr. Tanner will continue to serve as Chairman of the Board, subject to his election as a director at the Annual Meeting. The Board may, however, make changes to its leadership structure in the future as it deems appropriate.

Lead Director

In the event that positions of Chairman and Chief Executive Officer are held by the same person, on an annual basis the independent members of the Board will select a lead director from the independent directors then serving on the Board (the “Lead Director”). The length of service as Lead Director is subject to the Board’s discretion, but will be a minimum of one year. The Lead Director has the authority to call meetings of the independent directors.

Executive Sessions of the Board

The Company’s non-management directors meet at regularly scheduled Board meetings in executive session without management present. In 2017, the Chairman presided over the meetings of the non-management directors. In addition, in accordance with our Corporate Governance Guidelines, the independent members of the Board meet at least twice a year in executive session, with the Chairman setting the agenda and presiding over such meetings.

Presiding Director

In accordance with our Corporate Governance Guidelines, the presiding director of the Board is the Chairman of the Board, if present, or in such person’s absence and if applicable, the Lead Director, or in such person’s absence, the Audit Committee Chairman, or in such person’s absence, the independent director present who has the most seniority on the Board. The presiding director presides at all meetings of the Board and is responsible for chairing the Board’s executive sessions.

Board Role in Risk Oversight

Our Board is responsible for overseeing our management of risk. The Board created a Risk Committee comprised entirely of independent board members to assist in overseeing management’s identification and evaluation of key enterprise risks to the Company, as well as guidelines, policies and processes for monitoring and mitigating such risks. In particular, the Risk Committee focuses on strategic enterprise risks, including risks associated with intellectual property; business operations and disaster recovery capabilities; and data security, privacy, technology and information security policies, procedures, and internal controls, including those related to cybersecurity and cyber incident responses and reporting procedures.

Our Audit Committee also has certain statutory, regulatory, and other responsibilities with respect to oversight of risk assessment and risk management. Specifically, the Audit Committee is responsible for overseeing policies with respect to financial risk assessment and those other items specifically set forth in our Audit Committee charter. The Risk Committee coordinates with the Audit Committee as necessary and appropriate to enable the Audit Committee to perform its responsibilities.

The Board’s other independent committees also oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks to our business associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. Our Board believes that our compensation programs are designed such that they will not incentivize unnecessary risk taking. The base salary component of our compensation program is a fixed amount and does not depend on performance. Payout levels under our cash incentive program are capped and payout opportunities may be achieved on a straight-line interpolation basis between threshold and target levels, and between the target and maximum levels. In addition, non-GAAP performance metrics are used in our cash incentive program to align achievement with our business strategy. Our equity awards are limited by the terms of our equity plans to a fixed maximum amount specified in the plan, and are subject to vesting to align the long-term interests of our executive officers with those of our stockholders. In addition, in October 2017, our Board adopted a clawback policy to provide for the recoupment of certain executive compensation in the event of an accounting restatement resulting from the Company’s material noncompliance with financial reporting requirements under the federal securities laws. See “Executive Compensation—Compensation Discussion and Analysis—Clawback Policy” contained elsewhere in this Proxy Statement.

Director Orientation and Continuing Education

Our Nominating and Corporate Governance Committee oversees the orientation process for new members of our Board to ensure that they are familiar with the Company’s operations, financial matters, corporate governance practices and other key policies and practices through the preparation and review of background material and management meetings as appropriate. In addition, our Nominating and Corporate Governance Committee seeks to identify and encourage training and continuing education opportunities for all directors in order to improve both our Board and its committees’ performance. Senior management will assist in identifying and advising our directors about opportunities for continuing education, including conferences provided by independent third parties. In furtherance of these efforts, in 2017 the Company enrolled each of its directors with a full Board membership in the National Association of Corporate Directors (NACD), which provides corporate governance resources, education, information, and research on leading board practices.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees. We will provide a copy of our Code of Business Conduct and Ethics without charge to any person upon written request made to our Secretary at MagnaChip Semiconductor Corporation, c/o MagnaChip Semiconductor, Inc., 60 South Market Street, Suite 750, San Jose, CA 95113. Our Code of Business Conduct and Ethics is also available on our website at www.magnachip.com. We will disclose any waivers or amendments to the provisions of our Code of Business Conduct and Ethics on our website.

Involvement in Certain Legal Proceedings

Tae Jong Lee, our Executive Vice President and General Manager, Foundry Services Group, was an officer during our Chapter 11 reorganization proceedings in 2009.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with our management and Samil PricewaterhouseCoopers, our independent registered public accounting firm, our audited financial statements contained in our Annual Report to Stockholders for the year ended December 31, 2017. The Audit Committee has also discussed with our independent registered public accounting firm the matters required to be discussed under Public Company Accounting Oversight Board standards.

The Audit Committee has received and reviewed the written disclosures and the letter from Samil PricewaterhouseCoopers required by applicable requirements of the Public Company Accounting Oversight Board regarding Samil PricewaterhouseCoopers’s communications with the Audit Committee concerning independence, and has discussed with Samil PricewaterhouseCoopers its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board (and the Board subsequently approved the recommendation) that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on February 22, 2018.

Audit Committee:

Melvin L. Keating, Chair

Randal Klein

Gary Tanner

Communications with Directors

A stockholder or other interested party who wishes to communicate directly with the Board, a committee of the Board, the non-management or independent directors as a group, or with the Chairman or any other individual director, regarding matters related to the Company should send the communication to:

Board of Directors

or Chairman, individual director, committee or group of directors

MagnaChip Semiconductor Corporation

c/o MagnaChip Semiconductor, Inc.

Corporate Secretary

60 South Market Street, Suite 750

San Jose, CA 95113

Facsimile: (408) 625-5990

We will forward all stockholder and other interested party correspondence about the Company to the Board, a committee of the Board, the non-management or independent directors as a group, or an individual director, as appropriate. Please note that we will not forward communications that are spam, junk mail or mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements.

2017 Director Compensation

Under our director compensation policy, as amended in January 2017, each of our non-employee directors was eligible to earn a quarterly cash retainer, additional fees based on committee service and equity awards. Under our director compensation policy in effect in 2016, cash compensation was paid to our non-employee directors annually in advance for service through the second quarter of 2017. Accordingly, no cash retainer or service fee payments were made in 2017 to our non-employee directors prior to the third quarter of 2017.

Cash Compensation

Beginning in the third quarter of 2017, our non-employee directors were eligible to receive the following types of cash compensation for their services on the Board.

•	Quarterly Board Service Retainer (all non-employee directors): $22,500

•	Quarterly Chair Service Fees:

•	Chairman of the Board: $18,750

•	Chair of our Audit Committee: $6,250

•	Chair of our Compensation Committee: $3,750

•	Chair of our Nominating and Corporate Governance Committee: $2,500

•	Chair of our Risk Committee: $2,500

•	Quarterly Committee Member (non-Chair) Service Fee:

•	Audit Committee: $3,750

•	Compensation Committee: $2,500

•	Nominating and Corporate Governance Committee: $1,250

•	Risk Committee: $1,250.

Our director compensation policy also provides that the Lead Director of the Board, if any, would receive an additional fee of $11,250 per quarter. No Lead Director was appointed for 2017. Our non-employee directors also receive certain fees for attending meetings of the Board throughout 2017, the standing committees on which they serve and certain ad hoc committees on which they serve, including a fee of $10,000 for each on-site visit to the Company’s Korean headquarters made by a member of the Advisory Committee of the Board. Beginning November 2017, our non-employee directors will also receive a fee of $5,000 for each Advisory Committee meeting such member attends or for each full-day working session (or reasonable equivalent) such member engages in, provided that such fees paid will exclude any meetings or working sessions that constitute the whole or a part of the Advisory Committee visit to the Company’s Korean subsidiary referenced above.

Equity Compensation

In 2017, our non-employee directors were also eligible to receive the following types of equity awards:

•	Annual Equity Awards: Each non-employee director is eligible to receive (x) an option having a grant date fair value equal to $60,000, at an exercise price per share determined as the fair market value of a share on the date of grant, and (y) a restricted stock unit award (“RSU”) having a grant date fair value equal to $60,000. Both the option and the RSU vest in full on the first anniversary of grant, and are granted on the earlier of (A) the meeting date of the Company’s Annual Meeting of Stockholders for such year and (B) August 31 of such year.

•	Initial Equity Awards: If a non-employee director’s initial appointment to the Board occurs other than at an Annual Meeting of Stockholders of the Company, such director will be granted, an option (at an exercise price per share determined as the fair market value of a share on the date of grant) and a RSU having an aggregate grant date fair value equal to (x) $120,000 multiplied by (y) a fraction, the numerator of which is the number of days elapsed from the date of initial appointment to the date of the Company’s next Annual Meeting of Stockholders (or, if earlier, August 31 of such year), and the denominator of which is 365, with each of the option and the RSU comprising approximately 50% of the resulting aggregate grant date fair value. Both the option and the RSU will vest in full on the date of the Company’s next Annual Meeting of Stockholders (or, if earlier, August 31 of such year).

All non-employee director equity awards will be granted under the Company’s equity incentive plan in effect at the time of such grants.

The following table sets forth the total compensation earned by our non-employee directors during the year ended December 31, 2017. Mr. YJ Kim, our Chief Executive Officer, does not earn any fees for his service on the Board.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	Total ($)
Melvin Keating	121,293	59,999	60,200	241,493
Randal Klein	43,264	54,576	54,592	152,431
Ilbok Lee	63,913	59,999	60,200	184,112
Camillo Martino	111,000	59,999	60,200	231,199
Nader Tavakoli	72,120	59,999	60,200	192,319
Gary Tanner	163,707	59,999	60,200	283,906

(1)	Consists of the amount of cash compensation earned in 2017 for Board service, committee service and meeting fees, as described in the table below.

Name	Board Retainer ($)	Chair Service Fees ($)	Committee Service Fees ($)	Meeting Fees ($)	Advisory Committee Fees ($)	Total ($)
Melvin Keating	45,000	12,500	1,793	32,000	30,000	121,293
Randal Klein	33,995	—	7,269	2,000	—	43,264
Ilbok Lee	45,000	5,000	3,913	10,000	—	63,913
Camillo Martino	45,000	7,500	2,500	36,000	20,000	111,000
Nader Tavakoli	45,000	5,000	7,120	15,000	—	72,120
Gary Tanner	45,000	37,500	13,207	38,000	30,000	163,707

(2)	Represents the aggregate grant date fair value of RSUs and stock options granted in 2017. See Note 13 of the notes to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of the assumptions made in determining the grant date fair value of equity awards.
(3)	As of December 31, 2017, the number of outstanding stock options and RSUs held by our non-employee directors were as follows:

Name	RSUs (#)	Stock Options (#)
Melvin Keating	13,916	49,737
Randal Klein	5,030	11,700
Ilbok Lee	20,230	204,593
Camillo Martino	13,916	49,737
Nader Tavakoli	20,230	212,793
Gary Tanner	20,230	93,117

As of December 31, 2017, the following number of RSUs included in the table above were vested but not yet settled under the terms of the applicable RSU agreements: Mr. Keating—8,119 RSUs; Mr. Klein—0 RSUs; Dr. Lee—14,433 RSUs; Mr. Martino—8,119 RSUs; Mr. Tavakoli—14,433 RSUs; Mr. Tanner—14,433 RSUs. Please see the section entitled “Security Ownership of Certain Beneficial Owners and Management” for additional detail regarding all shares of common stock beneficially owned by our non-employee directors.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has been an officer or employee of our Company during the last fiscal year. During 2017, decisions regarding executive officer compensation were made by our Compensation Committee. Mr. YJ Kim, our Chief Executive Officer, participated in deliberations of our Compensation Committee regarding the determination of compensation of our executive officers other than himself for 2017 and prior periods. None of our executive officers currently serves, or in the past has served, as a member of the board of directors or the compensation committee of another entity that has one or more executive officers serving on our Board.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis, or “CD&A,” describes and analyzes our executive compensation program for the following current executive officers (collectively, our “named executive officers”).

•	Young-Joon Kim, our Chief Executive Officer;

•	Jonathan Kim, our Chief Financial Officer, Executive Vice President and Chief Accounting Officer;

•	Theodore Kim, our Chief Compliance Officer, Executive Vice President, General Counsel and Secretary;

•	Tae Jong Lee, our Executive Vice President and General Manager, Foundry Services Group; and

•	Woung Moo Lee, our Executive Vice President and General Manager, Standard Products Group.

Executive Summary

The Compensation Committee of our Board (the “Committee”) has the primary responsibility for developing and maintaining a compensation program for our senior management, including our named executive officers. The Committee believes that our executive compensation program should play a key role in our operating and financial success. The Committee also strives to design and create compensation programs that balance the competitiveness of the compensation program while holding executives accountable for our long term strategy and values. In light of our unique situation in that most of our senior executives live in Korea, the Committee believes that our ability to retain executive talent is critical to our long-term success. As we continue to transition to a more stable public company, the Committee believes that it is important to develop compensation programs that include strong stock ownership elements and performance-focused equity awards.

Fiscal year 2017 was a transformational year for us in many respects

•	We have been keenly focused on increasing our overall profitability and setting a solid foundation for our growth in 2018.

•	In order to increase manufacturing efficiencies and achieve a higher utilization rate, in February of 2017, our Board approved the implementation of a headcount reduction plan, which is expected to result in estimated annual cost savings of approximately $24 million.

•	We have taken strategic operational steps to optimize our product portfolio, improve our product mix, increase manufacturing efficiencies and reduce expenses.

•	We made significant operational progress across the board in 2017, including the introduction of 4 new advanced OLED display drivers and achievement of a total of 18 new smartphone design wins.

Compensation Decisions

Throughout 2017, the Committee conducted a fresh and holistic review of our existing compensation arrangements for our Chief Executive Officer and other executive officers. The Committee believes that ongoing evaluations are necessary to ensure that our compensation program for our named executive officers is aligned with our compensation philosophy and our shareholders.

During this review, the Committee worked with its outside counsel and its compensation advisor to develop a comprehensive executive compensation scheme that would further align the interests of our executive officers with our stockholders and incentivize achievement of short-term operational goals as well as long-term value creation. The Committee’s review included a thorough examination and comparison of our equity compensation practices, as well as our Chief Executive Officer’s employment agreement and severance arrangements, to market practices in our industry.

For 2017, there were no changes made to the base salaries of our named executive officers and, due to our ongoing review, they did not receive any equity grants. We expect to grant equity awards to our named executive officers in 2018 as we finalize our revised executive compensation program.

New Employment Agreement with our Chief Executive Officer

In connection with the Committee’s review of our existing arrangements, in 2018 we entered into a new employment agreement with our Chief Executive Officer (the “New YJ Kim Agreement”). We are currently in the process of reviewing and potentially confirming similar arrangements for our other named executive officers.

The New YJ Kim Agreement reflects the following changes to Mr. YJ Kim’s prior arrangements to bring them within market practices:

•	Removed provision providing for so-called “single-trigger vesting” of all outstanding equity awards to allow flexibility with respect to future grants (and introduced so-called “double-trigger vesting” of new time-based grants);

•	Removed post-termination continuation of certain perquisites;

•	Removed executive-friendly legal fees provision;

•	Removed certain carveouts and qualifiers to “cause” definition;

•	Reduced non-“change in control” severance multiple from 3x to 2x;

•	Reduced post-termination expatriate benefit continuation period from 12 months to 3 months;

•	Clarified terms of expatriate benefits in order to avoid duplication of benefits; and

•	Introduced performance-based equity awards, resulting in a material increase in Mr. YJ Kim’s “at-risk” pay.

Introduction of Performance Based Equity Program

Historically, the Company’s equity awards were in the form of time-based stock options and RSUs. Consistent with the Committee’s desire to provide compensation that is largely “at risk” while still competitive with our peers with whom we compete for talent, our redesigned equity compensation program for 2018 now includes performance-based restricted stock units (“PSUs”). The Committee believes that introduction of PSUs to our compensation program is consistent with, explicitly linked to, and supports our strategic objectives—growing our business while enhancing stockholder value.

The New YJ Kim Agreement contemplates that over two-thirds of the total PSUs are subject to the achievement of annual goals relating to revenue, adjusted EBITDA and gross profit (collectively, the “AOP PSUs”) and the remaining PSUs are subject to vesting based on three-year total shareholder return relative to the S&P Semiconductor Index (“TSR”). We expect to implement similar arrangements for our other named executive officers. In structuring the relative TSR calculation and selecting the index, the Committee wanted to compare our stock price performance to that of a large, steady-state sampling of semiconductor companies on a basis designed to eliminate any short-term aberrations in stock price at the start or the end of the performance period. The financial performance goals established by the Committee for the AOP PSUs are based on our internal budget and/or our annual operating plan, which use non-GAAP (generally accepted accounting principles) measures that our Board and executive officers find useful in managing our business. The Committee believes that these elements create a well-diversified set of performance goals, including a focus on revenue as our key growth driver, profitability, and cash generation metric.

In order for any PSUs to vest, the performance must meet or exceed a threshold level performance target during the applicable performance period.

By way of illustration, Mr. YJ Kim’s “at-risk” pay as a percentage of total target compensation (consisting of base salary, short-term cash incentives, and equity awards) for 2016 was approximately 43%. As a result of our implementation of the foregoing program, in 2018, Mr. YJ Kim’s “at-risk” pay as a percentage of total target compensation (assuming a share price of $8.90 and consisting of base salary, short-term cash incentives, and equity awards) will be approximately 53%. For the purposes of calculating total target compensation for 2018, we did not include the 52,518 shares underlying the time-based RSUs that will vest in June of 2018 (as contemplated by the New YJ Kim Agreement).

Given our desire to continue the momentum of our 2017 business strategies, while maintaining our ability to adapt to changing conditions in our industry, the Committee determined that it was appropriate to use revenue, gross profit and adjusted EBITDA for the 2018 AOP PSUs as well as our short-term cash incentive program. In future years, the Committee will reconsider the appropriate balance between the AOP PSUs and the TSR PSUs.

The general terms of the grants contemplated by our redesigned 2018 executive compensation program are summarized below:

Time-Based RSUs	AOP PSUs	TSR PSUs
• Vest over three years in specified tranches, subject to executive’s continued employment.

•   Annual grants with one-year performance period.

•   Vesting is based on achievement of performance goals related to annual operating plan, with specific performance goals established by the Committee annually.

•   For 2018, goals are related to revenue, adjusted EBITDA and gross profit metrics.

•   Annual grants with three-year performance period.

•   Cliff-vesting.

•   Vesting is based on three-year TSR of the Company relative to other entities in the S&P Semiconductor Index, determined by the percentile rank of the Company’s TSR relative to the TSR of each other entity in such index.

Compensation Philosophy and Objectives

The Committee has overall responsibility for administering our compensation programs for our named executive officers. The Committee’s responsibilities consist of evaluating, approving and monitoring our named executive officer and director compensation plans, policies and programs, as well as each of our equity-based compensation plans and policies.

The Committee seeks to establish overall compensation for named executive officers that is fair, reasonable and competitive. The Committee evaluates our compensation packages to ensure that:

•	we maintain our ability to attract and retain superior executives in critical positions;

•	our executives are incentivized and rewarded for corporate growth, achievement of long-term corporate objectives and individual performance that meets or exceeds our expectations without encouraging unnecessary risk-taking; and

•	compensation provided to critical executives remains competitive relative to the compensation paid to similarly situated executives of companies in the semiconductor industry.

The Committee believes that the most effective executive compensation packages align executives’ interests with those of our stockholders by rewarding performance that exceeds specific annual, long-term and strategic goals that are intended to improve stockholder value. These objectives include the achievement of financial performance goals and progress on projects that our Board anticipates will lead to future growth, as discussed more fully below.

The information set forth below in this Compensation Discussion and Analysis describes the Committee’s historical approach in realizing the general philosophy described above.

Say on Pay Vote and Stockholder Input

In order to ensure that the compensation paid to our executive officers aligns with the interests of our stockholders, as part of its ongoing review of the compensation paid to the Company’s executive officers, the Committee considered the approval by approximately 96.8 % of the votes cast for the “Say on Pay” vote relating to the compensation of our named executive officers at the Company’s 2015 Annual Meeting of Stockholders in deciding whether to make any changes to the Company’s executive compensation program for 2017. This year, our stockholders once again have the opportunity, as described in Proposal Four, to indicate, on an advisory basis, their preference on how frequently the “Say on Pay” vote should occur. See Proposal Four in this Proxy Statement further details about this year’s “Say on Frequency” vote, including our Board’s recommendation to vote “1 year” for an annual “Say on Pay” vote.

Timing of Compensation Decisions

Generally, at the end of each annual evaluation period, our Chief Executive Officer reviews the performance of the other executive officers and presents his conclusions and recommendations to the Committee. At that time and throughout the year, the Committee also evaluates the performance of our Chief Executive Officer, which is measured in substantial part against our consolidated financial performance. In the first quarter of our fiscal year, the Committee typically establishes the elements of our short-term cash incentive plan for the upcoming year. With respect to newly hired employees, our practice is typically to approve equity grants at the first meeting of the Committee following such employee’s hire date. We do not have any program, plan or practice to time equity award grants in coordination with the release of material non-public information. From time to time, additional equity awards may be granted to executive officers during the fiscal year. As discussed in the Executive Summary, the Committee deferred making equity grants with respect to 2017 in order to make such grants in connection with the broader changes to our compensation program.

Role of Executive Officers in Compensation Decisions

For named executive officers other than our Chief Executive Officer, we have historically sought and considered input from our Chief Executive Officer in making determinations regarding executive compensation. Our Chief Executive Officer annually reviews the performance of our other named executive officers. Our Chief Executive Officer subsequently presents conclusions and recommendations regarding the compensation of such officers, including proposed salary adjustments and incentive amounts, to the Committee. The Committee then takes this information into account when it makes final decisions regarding any adjustments or awards.

The review of performance by the Committee and our Chief Executive Officer of other executive officers is both an objective and subjective assessment of each executive’s contribution to our performance, leadership qualities, strengths and weaknesses and performance relative to goals set by the Committee or our Chief Executive Officer, as applicable. The Committee and our Chief Executive Officer do not systematically assign a weight to the factors, and may, in their discretion, consider or disregard any one factor which, in their sole discretion, is important to or irrelevant for a particular executive.

In addition to the annual reviews, the Committee also typically considers compensation changes upon a named executive officer’s promotion or other change in job responsibility.

Role of Compensation Consultant

The Committee engages an external compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. For 2017, the Committee again retained Compensia Inc. (“Compensia”), a national compensation consulting firm to serve as its compensation consultant. This compensation consultant serves at the discretion of the Committee.

As advisor to the Committee during 2017, Compensia:

•	provided research, analyses and design expertise in developing executive and incentive compensation programs, including equity awards;

•	assisted the Committee in determining the appropriate pool of stock to grant to all employees in respect of 2017, as well as allocations to key executives and Board members; and

•	provided general advice to the Committee with respect to compensation decisions pertaining to the Chief Executive Officer and senior executives.

In 2017, Compensia did not provide any services to us other than the consulting services to the Committee. The Committee regularly reviews the objectivity and independence of the advice provided by its compensation consultant on executive compensation. In 2017, the Committee considered the six specific independence factors adopted by the SEC and reflected in the NYSE listing standards and determined that the work performed by Compensia did not raise any conflicts of interest.

Elements of Compensation

In making decisions regarding the pay of the named executive officers, the Committee looks to set a total compensation package for each officer that will retain high-quality talent and motivate the officer to achieve the goals set by our Board. Our executive compensation package is generally comprised of the following elements:

Element	Purpose
Annual Base Salary	Provides a guaranteed element of an employee’s annual cash compensation (i.e., a portion not at risk due to market fluctuations)

Short-term cash incentives	Incentivizes achievement of optimal annual financial, operational and other performance

Long-term equity incentives; and	Aligns interests with interests of our stockholders by increasing stock ownership, incentivizing increases in stockholder value and strengthening retention

Expatriate and other executive benefits.	Helps us to remain competitive with peer practices in the Korean market, as well as retain superior talent

Our executives also participate in a health and welfare benefits package that is generally available to all of our employees and are each party to an employment or severance agreement that provides for limited post-employment or change in control benefits.

Determination of Amount of Each Element of Compensation

General Background

The Committee seeks to establish a total cash compensation package for our named executive officers that is competitive with the compensation for similarly situated executives in our compensation peer group, subject to adjustments based on each executive’s experience and performance. Historically, based on our review of industry-specific survey data and the professional and market experience of our Committee members, we measured total cash compensation for our named executive officers against cash compensation paid to executives at similarly situated companies which we determined to be in our select peer group. Base salaries for our named executive officers would then be set at competitive levels as compared to similarly situated executives in the select peer group. Short-term cash incentives would be put in place to provide for opportunities that may result in competitive levels of cash compensation as compared to our select peer group if, and depending upon the extent to which, our performance and that of our named executive officers exceeded expectations and the goals established by the Committee for the applicable year.

Competitive Positioning

For purposes of comparing our executive compensation against the competitive market, the Committee reviews and considers the compensation levels and practices of a group of comparable technology companies. The companies in this compensation peer group were selected on the basis of their similarity to us in size, industry focus and geographic location.

In April 2017, with the assistance of Compensia, the Committee developed our compensation peer group based on U.S.-based semiconductor companies. We focused on U.S.-based semiconductor companies because our highest ranking executives are U.S. expatriates who have opportunities to work with U.S.-based semiconductor companies. The companies in this compensation peer group were selected on the basis of their similarity to us, based on the following criteria:

•	industry—semiconductors;

•	similar revenue size—~0.5x to ~2.0x our last four fiscal quarter revenue of approximately $688 million (approximately $344 million to approximately $1.4 billion);

•	executive positions similar in breadth, complexity and/or scope of responsibility; and

•	competitors for executive talent.

The Committee approved the use of the market data from the following peer group for our 2017 executive compensation market assessment:

Alpha & Omega Semiconductor	IXYS	Power Integrations
Axcelis Technologies	Lattice Semiconductor	Semtech
Cohu	MaxLinear	Vishay Intertechnology
Diodes	NeoPhotonics	Xcerra
FARO Technologies	Novanta

The Committee used the market data from this peer group as a reference point in its 2017 executive compensation process.

The Committee reviews our compensation peer group periodically prior to assessing executive compensation and makes adjustments to its composition, taking into account changes in both our business and the businesses of the companies in the peer group.

The Committee typically makes annual determinations regarding cash incentive compensation based on our annual operating plan, which is generally adopted in the December preceding each fiscal year. The determination takes into account our expected performance in the coming fiscal year. The Committee makes all equity compensation decisions for our officers based on existing compensation arrangements for other executives at our Company with the same level of responsibility and based on a review of our select peer group and market data provided by our compensation consultant with a view to maintaining internal consistency and parity.

Equity awards are not tied to base salary or cash incentive amounts and will constitute lesser or greater proportions of total compensation depending on market practices and the Committee’s determination of target grant values. The Committee, relying on the professional and market experience of our Committee members, as well as information provided by our compensation consultant, generally seeks to set equity awards at competitive levels based on both U.S. and Korean market practices and taking into account our equity plan share pool and projected dilution of our shares outstanding.

The Committee does not apply a formula or assign relative weight in making its determination. Instead, it makes a subjective determination after considering all information collectively.

The Committee may approve additional cash incentive payments or equity compensation grants from time to time during the year in its discretion.

Annual Base Salary

The Committee seeks to set the base salaries of our named executive officers at competitive levels as compared to similarly situated executives in our select peer group, but also takes into account the named executive officer’s skill set and the value of that skill set. The Committee makes a subjective decision regarding any changes in base salary based on these factors and the data from our select peer group. The Committee does not systematically assign weights to any of the factors it considers, and may, in its discretion, ignore any factors or deem any one factor to have greater importance for a particular executive officer. Base salary adjustments generally take effect in the middle of our fiscal year. After considering the factors described above, in 2017, the Committee did not make any other changes to the base salaries of our named executive officers.

Executive	Base Salary
Young-Joon Kim	$557,000
Jonathan Kim	$350,000
Theodore Kim	$330,000
Tae Jong Lee	$309,579
Woung Moo Lee	$309,579

Short-Term Cash Incentives

Short-term cash incentives are typically designed as a percentage of base salary and may be awarded based on individual performance or our achievement of the annual, long-term and strategic quantitative goals set by the Board or the Committee. In 2017, we provided short-term cash incentive opportunities to encourage our named executive officers to achieve certain short-term corporate performance goals. The 2017 target bonus amounts for each named executive officer (the “Target Bonus”), as a percentage of base salary, are set forth below. The maximum payout level for each named executive officer was 150% of his Target Bonus.

Named Executive Officer	2017 Target Bonus (% of Base Salary)	2017 Target Bonus ($)
Young-Joon Kim	100%	$557,000
Jonathan Kim	75%	$262,500
Theodore Kim	75%	$247,500
Tae Jong Lee	50%	$159,091
Woung Moo Lee	60%	$190,909

Payouts under our 2017 short-term incentive program were based on the achievement of three corporate financial performance goals—gross profit, revenue, and adjusted EBITDA—based on the levels of achievement and weightings described in the table below. Achievement at or above the maximum level of achievement for the each performance goal would result in a maximum payout of 150% of the portion of the named executive officer’s Target Bonus attributable to that performance goal, while achievement below the threshold level of achievement for the each performance goal would result in no payout for the portion of the named executive officer’s Target Bonus attributable to that performance goal. However, in February 2017, as part of its review of our existing compensation arrangements for our named executive officers, the Board determined to limit the cash incentives paid to our named executive officers under the program to 70% of the amount such named executive officer would otherwise have been entitled to receive based on actual achievement against the performance goals. For performance within the maximum and threshold range, the percentage achievement would be determined based on a linear interpolation.

Performance Goal	Goal Weighting	Threshold (50% Payout)	Target (100% Payout)	Maximum (150% Payout)	2017 Achievement	Performance Payout
Gross Profit (as % of revenue)	40%	26.5%	28%	31%	27.6%	87%
Revenue (in millions)	40%	$690	$710	$740	$680	—
Adjusted EBITDA (in millions)(1)	20%	$60	$72	$88	$79	121%

(1)	For purposes of our 2017 short-term cash incentive program, adjusted EBITDA is equal to our GAAP net income (loss) before interest expense, net, income tax expenses (benefits), depreciation and amortization, adjusted to exclude (i) restructuring and other charges (gain), net (ii) early termination charges, (iii) equity-based compensation expense, (iv) foreign currency loss (gain), net, (v) derivative valuation loss (gain), net, (vi) restatement related expense and (vii) secondary offering expenses.

In February 2018, the Board determined that the gross profit, revenue and adjusted EBITDA performance goals were met at the levels set forth in the table above, and approved payment of cash incentives at 70% of the amount such named executive officer would otherwise have been entitled to receive based on actual achievement against the performance goals. In addition, the Board approved a discretionary cash bonus to each named executive officer in recognition of the Company’s progress in 2017, resulting in payment of the amounts set forth below.

Named Executive Officer	Plan Bonus ($)	Discretionary Bonus ($)	Total Fiscal 2017 Bonus($)
Young-Joon Kim	226,920	36,283	263,203
Jonathan Kim	106,942	17,099	124,041
Theodore Kim	100,831	16,122	116,953
Tae Jong Lee	66,401	10,624	77,025
Woung Moo Lee	79,681	12,749	92,430

Long-Term Equity Incentives

The Committee historically has granted a mix of stock options and time-based RSUs to our named executive officers each year in order to help us achieve our retention objectives and further align the interests of our named executive officers with those of our stockholders. In 2017, the Committee, after evaluating the structure of our long-term incentive program, decided to delay granting any equity awards to our named executive officers until 2018, as part of the redesign of our executive compensation program and our introduction of performance-based equity awards discussed in the Executive Summary above. The size of the 2018 equity grant contemplated by the New YJ Kim Agreement and the expected grants to our other named executive officers account for this decision to delay the grant of 2017 awards and reflects our desire to increase executive stock ownership.

Health and Welfare Benefits

Our named executive officers are eligible to participate in our employee benefit plans that are generally provided for all full-time employees, and on the same basis as all of our full-time employees in the country in which they are resident. These benefits include individual health insurance (medical, dental, and vision), group personal accident insurance and group business travel insurance.

Perquisites and Other Benefits

We provide the named executive officers with perquisites and other benefits, including expatriate benefits, which the Committee believes are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. Generally, perquisites are determined based upon what the Committee considers to be customary perquisites offered by our select peer group and are not based upon a median cost for specific perquisites or for the perquisites in aggregate. The Committee determines the level and types of expatriate benefits for the named executive officers based on local market surveys taken by our human resources group. These surveys are not limited to our select peer group, but include a broad range of companies based outside of Korea but with significant operations in Korea. Attributed costs of the personal benefits for the named executive officers are set forth in the Summary Compensation Table below. Expatriate benefits allow us to retain key personnel on expatriate assignments and minimize any financial impacts associated with such assignments.

Mr. YJ Kim, Mr. J. Kim and Mr. T. Kim were expatriates during 2017, 2016 and 2015, and received expatriate benefits commensurate with market practice in Korea. These benefits, which were determined on an individual basis, included housing allowances, relocation and repatriation allowances, insurance premiums, reimbursement for the use of a car, home leave flights, living expenses, children’s tuition allowances, tax equalization payments and tax advisory services, each as the Committee deemed appropriate and in accordance with internal policies approved by our Board in effect from time to time. In addition, Mr. TJ Lee is entitled to customary employee benefits as well as a monthly housing allowance of 3,600,000 Korean won. In 2017, Mr. YJ Kim also received certain one-time or special allowance payments relating to the relocation of his family to the United States, as further detailed in the Summary Compensation Table below. As discussed in the Executive Summary, the Committee made certain clarifying changes to Mr. YJ Kim’s applicable expatriate benefits to reflect his current entitlements and avoid any potential duplication of benefits resulting therefrom, including providing that his expatriate benefits will not include an allowance for his children’s tuition or certain other family living expenses.

Post-Employment Severance Benefits

As of December 31, 2017, each of our named executive officers was party to a severance agreement that provides for certain payments upon his termination of employment and/or a change in control of the Company. Please see the section below entitled “Potential Payments Upon Termination or Change in Control” for further discussion of those benefits. As discussed above in the Executive Summary, we recently entered into a new employment agreement with Mr. YJ Kim that replaces his severance agreement, and we intend to enter into similar arrangements with our other executive officers. We believe that the use of severance arrangements appropriately mitigates some of the risk that exists for executives working in our highly competitive industry and allows the executives to focus on our business objectives. As part of our 2017 review of our compensation programs and our entry into the New YJ Kim Agreement, we sought to strike a balance in providing such comfort and remaining within what we believe to be current market practices.

In addition, pursuant to the Employee Retirement Benefit Security Act, certain executive officers residing in Korea with one or more years of service are entitled to severance benefits upon the termination of their employment for any reason. For purposes of this section, we call this benefit “statutory severance.” The base statutory severance is approximately one month of base salary per year of service. Each of our named executive officers accrued statutory severance in 2017.

Clawback Policy

In 2017, the Committee adopted a clawback policy that applies to incentive compensation approved, awarded or granted to our current and former executive officers, including our named executive officers, following the adoption of the policy. Under the clawback policy, if we are required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under U.S.

federal securities laws and the Board determines that a covered executive officer has willfully committed an act of fraud, dishonesty or recklessness in the performance of his or her duties as an executive officer of the Company that contributed to the noncompliance, the Board may require reimbursement or forfeiture of any excess incentive compensation that is received by any covered executive officer during the three completed fiscal years preceding the date on which the Company is required to prepare such accounting restatement.

Tax and Accounting Considerations

The Committee considers the accounting impact of equity awards when designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), the standard which governs the accounting treatment of stock-based compensation awards. However, accounting cost is just one factor considered when designing such compensation plans and arrangements for our executive officers and other employees.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis as set forth above under “Compensation Discussion and Analysis” with our management and, based on such review and discussion, has recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report was submitted by the Compensation Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

Members of the Committee:

Camillo Martino, Chair

Gary Tanner

Nader Tavakoli

Summary Compensation Table

The following table sets forth certain information concerning the compensation earned during the years ended December 31, 2017, 2016 and 2015, of our named executive officers:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)		Total ($)
Young-Joon Kim	2017	556,531	36,283	—	—	226,920	37,193	818,518	(6)	1,675,445
Chief Executive Officer	2016	557,396	—	65,651	130,646	324,917	45,662	535,786		1,660,058
	2015	475,954	—	137,984	360,990	—	77,919	448,419		1,501,265

Jonathan Kim	2017	349,705	17,099	—	—	106,942	24,542	473,392	(7)	971,680
Chief Financial Officer, Executive Vice President and Chief Accounting Officer	2016	350,249	—	50,675	100,784	153,125	28,820	244,850		928,502
	2015	322,291	—	106,507	278,478	—	35,646	188,279		931,201

Theodore Kim	2017	329,722	16,122	—	—	100,831	22,588	259,896	(8)	729,159
Chief Compliance Officer, Executive Vice President, General Counsel and Secretary	2016	330,234	—	37,488	74,655	144,375	27,113	177,503		791,368
	2015	310,058	—	78,791	206,280	—	34,996	152,000		782,125

Tae Jong Lee	2017	309,579	10,624	—	—	66,401	25,798	48,380	(9)	460,782
Executive Vice President and General Manager, Foundry Services Group	2016	291,991	—	37,488	74,655	86,585	68,253	46,327		605,299
	2015	244,796	—	66,913	175,338	—	20,482	57,090		564,619

Woung Moo Lee	2017	309,579	12,749	—	—	79,681	25,798	39,343	(10)	467,150
Executive Vice President and General Manager, Standard Products Group	2016	292,302	—	37,488	74,655	103,902	36,024	35,236		579,607
	2015	230,044	—	66,913	175,338	—	24,621	40,771		537,687

Note: A monthly average exchange rate was used to convert amounts in the above table that were originally paid in Korean won.

(1)	The reduction in base salary amounts between 2016 and 2017 is a result of fluctuation in the exchange rate between 2016 and 2017.
(2)	Includes discretionary cash bonuses approved by the Compensation Committee. See the section subtitled “Compensation Discussion and Analysis—Short-Term Cash Incentives” for further information.
(3)	We did not grant any equity awards to our named executive officers during 2017. See the section subtitled “Compensation Discussion and Analysis—Long-Term Equity Incentives” for further information.
(4)	Represents short-term cash incentive amounts earned in 2017. See the section subtitled “Compensation Discussion and Analysis—Short-Term Cash Incentives” for a description of the short-term cash incentive amounts earned in 2017.
(5)	Consists of statutory severance accrued during the years ended December 31, 2017, 2016 and 2015, as applicable. See the section below subtitled “—Pension Benefits for the Fiscal Year Ended December 31, 2017” for a description of the statutory severance benefit.
(6)	Includes the following personal benefits paid to Mr. YJ Kim for 2017: (a) $134,977, which is the annual aggregate monthly pro rata amount of prepaid housing expenses for Mr. YJ Kim’s housing lease; (b) $4,727 for reimbursement of tuition expenses for Mr. YJ Kim’s children; (c) $9,144 for Mr. YJ Kim’s home leave flights; (d) $61,079 for insurance premiums; (e) $188,432 for other personal benefits and certain one-time or special allowance payments relating to the relocation of Mr. YJ Kim’s family to the United States (including personal use of a car service provided by the Company and living expenses); (f) 365,778 of reimbursement for the difference between the actual tax Mr. YJ Kim already paid and the hypothetical tax he had to pay for the fiscal year 2017; and (g) $54,381 for reimbursement of Korean tax.

(7)	Includes the following personal benefits paid to Mr. J. Kim for 2017: (a) $22,290, which is the annual aggregate monthly pro rata amount of prepaid housing expenses for Mr. J. Kim’s housing lease; (b) $9,332 for Mr. J. Kim’s home leave flights; (c) $38,259 for insurance premiums; (d) $47,500 for other personal benefits (including personal use of a car service provided by the Company and living expenses); (e) $270,669 of reimbursement for the difference between the actual tax Mr. J. Kim already paid and the hypothetical tax he had to pay for the fiscal year 2017; and (f) $85,342 for reimbursement of Korean tax.
(8)	Includes the following personal benefits paid to Mr. T. Kim for 2017: (a) $56,181, which is the annual aggregate monthly pro rata amount of prepaid housing expenses for Mr. T. Kim’s housing lease; (b) $22,580 for Mr. T. Kim’s home leave flights; (c) $29,373 for insurance premiums; (d) $33,637 for other personal benefits (including personal use of a car service provided by the Company and living expenses); (e) $104,146 of reimbursement for the difference between the actual tax Mr. T. Kim already paid and the hypothetical tax he had to pay for the fiscal year 2017; and (f) $13,979 for reimbursement of Korean tax.
(9)	Includes the following personal benefits paid to Mr. TJ Lee for 2017: (a) $13,295 for insurance premiums; and (b) $35,085 for other personal benefits (including personal use of a car service provided by the Company and living expenses).
(10)	Includes the following personal benefits paid to Mr. WM Lee for 2017: (a) $11,441 for reimbursement of tuition expenses for Mr. WM Lee’s children; (b) $13,686 for insurance premiums; and (c) $14,216 for other personal benefits (including personal use of a car service provided by the Company and living expenses).

Grants of Plan-Based Awards Table for Fiscal Year 2017

The following table sets forth information regarding grants of non-equity incentive plan awards made to our named executive officers during 2017. We did not grant any equity awards to our named executive officers during 2017. See the section subtitled “Compensation Discussion and Analysis—Long-Term Equity Incentives” for further information.

		Estimated future payouts under non-equity incentive plan awards ($)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold (1)	Target (1)	Maximum (1)
Young-Joon Kim		278,500	557,000	835,500
Jonathan Kim		131,250	262,500	393,750
Theodore Kim		123,750	247,500	371,250
Tae Jong Lee		79,545	159,091	238,636
Woung Moo Lee		95,455	190,909	286,364

(1)	Represents the short-term cash incentive opportunities provided our named executive officers, subject to the achievement of certain short-term corporate performance goals. Notwithstanding the amounts set forth in these columns, the Board determined to limit the cash incentives paid to our named executive officers with respect to these opportunities to 70% of the amount such named executive officer would otherwise have been entitled to receive based on actual achievement against the performance goals. See the section subtitled “Compensation Discussion and Analysis—Short-Term Cash Incentives” for further information.

Severance Agreements with Our Named Executive Officers

In 2017, we maintained severance agreements with each of our named executive officers that, among other benefits, provide for payments upon termination or a change in control. For more information about the terms of these agreements and benefits, see the section below entitled “—Potential Payments Upon Termination or Change in Control”.

Equity Compensation Plans

For more information about the terms of our equity compensation plans, see the section below entitled “—Equity Compensation Plan Summary”.

Outstanding Equity Awards at Fiscal Year End 2017

The following table sets forth all outstanding equity awards held by our named executive officers as of December 31, 2017. Please see the section below entitled “—Potential Payments on Termination or Change-in-Control” for information regarding the impact of certain employment termination scenarios on outstanding equity awards.

	Option Awards								Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price($)		Option Expiration Date	Number of Shares or Units of Stock That Have not Vested (#)(9)		Market Value of Shares or Units of Stock That Have not Vested ($)(12)
Young-Joon Kim	5/6/2013	200,000	(1)	—	(1)	15.96		5/6/2023
	6/9/2015	75,508	(2)	15,102	(2)	7.64		6/9/2025
	6/9/2015								7,875	(10)	78,356
	3/11/2016	15,102	(3)	30,203	(3)	5.53		3/11/2026
	3/11/2016								15,750	(11)	156,713

Jonathan Kim	3/12/2014	12,500	(4)		(4)	13.93		3/12/2024
	6/12/2014	12,500	(4)		(4)	12.44		6/12/2024
	9/12/2014	12,500	(4)		(4)	12.18		9/12/2024
	12/12/2014	12,500	(4)		(4)	12.96		12/12/2024
	6/9/2015	58,283	(2)	11,657	(2)	7.64		6/9/2025
	6/9/2015								6,075	(10)	60,446
	3/11/2016	11,657	(3)	23,313	(3)	5.53		3/11/2026
	3/11/2016								12,150	(11)	120,893

Theodore Kim	10/26/2013	50,000	(5)	—	(5)	21.79		10/26/2023
	6/9/2015	43,117	(2)	8,623	(2)	7.64		6/9/2025
	6/9/2015								4,500	(10)	44,775
	3/11/2016	8,623	(3)	17,247	(3)	5.53		3/11/2026
	3/11/2016								9,000	(11)	89,550

Tae Jong Lee	12/8/2009	49,000				5.88	(8)	12/8/2019
	1/15/2012	30,000	(6)			7.75		1/15/2022
	6/9/2015	36,617	(2)	7,323	(2)	7.64		6/9/2025
	6/9/2015								3,825	(10)	38,059
	3/11/2016	8,623	(3)	17,247	(3)	5.53		3/11/2026
	3/11/2016								9,000	(11)	89,550

Woung Moo Lee	11/1/2013	50,000	(7)	—	(7)	19.56		11/1/2023
	6/9/2015	36,617	(2)	7,323	(2)	7.64		6/9/2025
	6/9/2015								3,825	(10)	38,059
	3/11/2016	8,623	(3)	17,247	(3)	5.53		3/11/2026
									9,000	(11)	89,550

(1)

An installment of 34% of the shares of common stock subject to the options vested and became exercisable on May 6, 2014, an additional 9% of the options vest on the completion of the next period of three months, an additional 8% of the options vest upon the completion of each of the next three periods of three months, an additional 9% of the options vest upon the completion of the next period of three months, and an additional 8% of the options vest upon the completion of each of the next three periods of three months.
(2)	An installment of 50% of the shares of common stock subject to the options vested and became exercisable on June 9, 2015, with the remaining 50% vesting in three equal annual installments on the first three anniversaries of June 9, 2015.
(3)	The shares of common stock subject to the options will vest and become exercisable in three equal annual installments on the first three anniversaries of March 11, 2016.
(4)	An installment of 34% of the shares of common stock subject to the options vested and became exercisable on March 12, 2015, an additional 9% of the options vest on the completion of the next period of three months, an additional 8% of the options vest upon the completion of each of the next three periods of three months, an additional 9% of the options vest upon the completion of the next period of three months, and an additional 8% of the options vest upon the completion of each of the next three periods of three months.
(5)	An installment of 34% of the shares of common stock subject to the options vested and became exercisable on October 26, 2014, an additional 9% of the options vest on the completion of the next period of three months, an additional 8% of the options vest upon the completion of each of the next three periods of three months, an additional 9% of the options vest upon the completion of the next period of three months, and an additional 8% of the options vest upon the completion of each of the next three periods of three months.
(6)	An installment of 34% of the shares of common stock subject to the options vested and became exercisable on January 15, 2013, an additional 9% of the options vest on the completion of the next period of three months, an additional 8% of the options vest upon the completion of each of the next three periods of three months, an additional 9% of the options vest upon the completion of the next period of three months, and an additional 8% of the options vest upon the completion of each of the next three periods of three months.
(7)	An installment of 34% of the shares of common stock subject to the options vested and became exercisable on November 1, 2014, an additional 9% of the options vest on the completion of the next period of three months, an additional 8% of the options vest upon the completion of each of the next three periods of three months, an additional 9% of the options vest upon the completion of the next period of three months, and an additional 8% of the options vest upon the completion of each of the next three periods of three months.
(8)	The option exercise price at the time of grant was $1.16 per common unit, or $9.28 after giving effect to our corporate conversion from an LLC to a corporation in connection with our initial public offering in March 2011, which we refer to as our corporate conversion. On April 19, 2010, we made a distribution to our unitholders of $0.4254 per common unit, which resulted in the option exercise price being reduced to $0.7346 per common unit, or $5.88 after giving effect to the corporate conversion.
(9)	Represents unvested service-vesting RSUs granted on June 9, 2015 and March 11, 2016.
(10)	An installment of 50% of the shares of common stock subject to the RSUs vested on June 9, 2015, with the remaining 50% vesting in three equal annual installments on the first three anniversaries of June 9, 2015.
(11)	The shares of common stock subject to the RSUs will vest and become exercisable in three equal annual installments on the first three anniversaries of March 11, 2016.
(12)	Represents the market value of RSUs based on our closing per share price of $9.95 on December 29, 2017, the last trading day of 2017.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Young-Joon Kim	—	—	15,750	132,300
Jonathan Kim	—	—	12,150	102,060
Theodore Kim	—	—	9,000	75,600
Tae Jong Lee	—	—	8,325	69,255
Woung Moo Lee	—	—	8,325	69,255

(1)	Represents RSUs that vested on March 11, 2017 and June 9, 2017.
(2)	Represents the value of the RSUs as of the date of vesting, based on our closing per share price on each date of vesting.

Pension Benefits for the Fiscal Year Ended December 31, 2017

In addition to the severance benefits described above, pursuant to the Employee Retirement Benefit Security Act, certain executive officers residing in Korea with one or more years of service are entitled to severance benefits upon the termination of their employment for any reason. The base statutory severance accrues at the rate of approximately one month of base salary per year of service and is calculated on a monthly basis based upon the officer’s salary for the prior three-month period. Accordingly, if the named executive officers in the following table had retired on the last day of our fiscal year ended December 31, 2017, they would have been entitled to the statutory severance payments described below. Assuming no change in the applicable law, each of these executives will continue to accrue additional statutory severance benefits at the rate described above until his or her service with us terminates.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During the Last Fiscal Year
Young Joon Kim	Statutory Severance	5	223,788	—
Jonathan Kim	Statutory Severance	4	115,510	—
Theodore Kim	Statutory Severance	5	120,748	—
Tae Jong Lee	Statutory Severance	11	281,304	—
Woung Moo Lee	Statutory Severance	4	113,429	—

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Potential Payments Upon Termination or Change in Control

Severance Agreements

As of December 31, 2017, we were party to Severance Agreements with each of our named executive officers pursuant to which we would be obligated to make certain payments to the applicable named executive officer upon his termination without “cause” or for “good reason” (a “qualifying termination”) and in connection with a “change in control”. The terms “cause” and “good reason” used below have the meanings given to them in the applicable Severance Agreements. The definition of “change in control” under the Severance Agreements is the same as under our 2011 Equity Incentive Plan, except that a sale of assets representing at least 65% of our consolidated annual revenue or assets, or a sale of either of our Standard Products Group or foundry business lines, is a change in control for purposes of the Severance Agreement but not the 2011 Equity Incentive Plan.

In the event one of our named executive officers incurs a qualifying termination other than during a period that is 3 months prior to, or 18 months following, a change in control, the named executive officer would be eligible to receive, in addition to accrued but unpaid salary, an amount equal to 100% (200%, in the case of Mr. YJ Kim) his then current base salary, payable during the 12-month period following termination of employment and full vesting of all outstanding and unvested equity awards (including, without limitation, stock options and RSUs), with any stock options remaining outstanding and exercisable for two years following such termination (or the expiration of the option, if earlier). In addition, Mr. YJ Kim, Mr. J. Kim and Mr. T. Kim would be eligible to receive (i) a lump sum cash payment equal to his then current base salary; (ii) payment of any portion of health benefit premiums for 12 months following termination of employment that are in excess of the amount he would have paid if he had remained employed during such period; (iii) continued provision of expatriate benefits for 12 months following termination of employment; and (iv) a repatriation allowance and repatriation expenses in accordance with our expatriate benefit policy. Mr. YJ Kim would also be entitled to continued reasonable use of our corporate club membership and Mr. TJ will be eligible to receive continued housing payments, in each case, for 12 months following termination of employment.

If the applicable executive incurs a qualifying termination during the three months prior to or 18 months following a change in control, in addition to the benefits described in the preceding paragraph, each of Mr. YJ Kim, Mr. J. Kim and Mr. T. Kim would also be eligible to receive an additional lump sum payment amount equal to his then current base salary and an additional 6 months of payments of health benefit premiums, and each of Mr. TJ Lee and WM Lee would be eligible to receive an additional payment equal to his then current base salary, payable for 12 months following termination of employment.

The Severance Agreements also provide that, in the event of a change in control, all outstanding and unvested equity awards (including, without limitation, stock options and RSUs) held by the named executive officer will become immediately vested and, in the case of options, exercisable, as of immediately prior to such change in control.

As a condition to the receipt of payments and benefits under the Severance Agreements, each named executive officer must comply with the terms of certain restrictive covenants, including a two-year post-termination non-competition covenant and perpetual non-disclosure and employee non-solicitation covenants. As discussed in the Executive Summary above, the New YJ Kim Agreement has replaced Mr. YJ Kim’s Severance Agreement.

The following tables present our estimate of the dollar value of the payments and benefits payable to our named executive officers upon the occurrence of certain terminations of their employment and upon a change in control, assuming that each such event occurred on December 31, 2017, and assuming a closing per share price of $9.95 on December 29, 2017, the last trading day of 2017. The disclosure in the following table does not include:

•	any accrued benefits that were earned and payable as of December 31, 2017; or

•	payments and benefits to the extent they are provided generally to all salaried employees and do not discriminate in scope, terms or operation in favor of the named executive officers.

Young-Joon Kim

	Cash Severance Payment ($)(1)	Value of Equity Award Acceleration ($)(2)	Continuation of Benefits and Perquisites ($)(3)		Total ($)
Termination By the Company Without Cause / By Executive for Good Reason	1,671,000	450,386	702,395	(4)	2,823,781
Termination By the Company Without Cause / By Executive for Good Reason, In Connection With a Change in Control	2,228,000	450,386	732,934	(5)	3,411,320
Termination By the Company for Cause / By Executive without Good Reason / Disability / Death	—		—
Change in Control (without termination of employment)	—	450,386	—		450,386

(1)

Represents cash severance payments payable pursuant to the Severance Agreement, as well as certain statutory severance benefits under the Employee Retirement Benefit Security Act. See “—Potential Payments Upon Termination or Change in Control” and “—Pension Benefits for the Fiscal Year Ended December 31, 2017” for additional information. Note, however, that the effective cash severance multiple has been reduced to a 2x multiple for purposes of calculating this severance amount for qualifying terminations on or following April 25, 2018. See “Compensation Discussion and Analysis—New Employment Agreement with our Chief Executive Officer” for more information.
(2)	Represents the value of immediate vesting of all outstanding stock options and RSUs pursuant to the Severance Agreement. See “—Potential Payments Upon Termination or Change in Control” for additional information.
(3)	Represents continuation of benefits and perquisites pursuant to the Severance Agreement and our expatriate benefit policy. See “—Potential Payments Upon Termination or Change in Control” and “—Compensation Discussion and Analysis—Perquisites and Other Benefits” for additional information. Calculated assuming benefits for the applicable period will have the same dollar value as corresponding 2017 benefits.
(4)	Includes the following continuation of benefits and perquisites for Mr. YJ Kim: (a) $134,977, which is housing expenses for Mr. YJ Kim’s housing lease; (b) $4,727 for reimbursement of tuition expenses for Mr. YJ Kim’s children; (c) $9,144 for Mr. YJ Kim’s home leave flights; (d) $61,079 for insurance premiums; (e) $72,309 for other personal benefits (including personal use of a car service provided by the Company and living expenses); (f) $365,778 of reimbursement for the difference between the actual tax and the hypothetical tax he will pay for the applicable fiscal year; and (g) $54,381 for estimated reimbursement of Korean tax.
(5)	Same as the total amount of Note (4) except $30,539 of insurance premiums for extended 6 months of insurance coverage periods.

Jonathan Kim

	Cash Severance Payment ($)(1)	Value of Equity Award Acceleration ($)(2)	Continuation of Benefits and Perquisites ($)(3)		Total ($)
Termination By the Company Without Cause / By Executive for Good Reason	700,000	347,539	507,634	(4)	1,555,173
Termination By the Company Without Cause / By Executive for Good Reason, In Connection With a Change in Control	1,050,000	347,539	526,763	(5)	1,924,302
Termination By the Company for Cause / By Executive without Good Reason / Disability / Death	—
Change in Control (without termination of employment)	—	347,539			347,539

(1)	Represents cash severance payments payable pursuant to the Severance Agreement, as well as certain statutory severance benefits under the Employee Retirement Benefit Security Act. See “—Potential Payments Upon Termination or Change in Control” and “—Pension Benefits for the Fiscal Year Ended December 31, 2017” for additional information.
(2)	Represents the value of immediate vesting of all outstanding stock options and RSUs pursuant to the Severance Agreement. See “—Potential Payments Upon Termination or Change in Control” for additional information.
(3)	Represents continuation of benefits and perquisites pursuant to the Severance Agreement and our expatriate benefit policy. See “—Potential Payments Upon Termination or Change in Control” and “—Compensation Discussion and Analysis—Perquisites and Other Benefits” for additional information. Calculated assuming benefits for the applicable period will have the same dollar value as corresponding 2017 benefits.
(4)	Includes the following continuation of benefits and perquisites for Mr. J. Kim: (a) $22,290, which is housing expenses for Mr. J. Kim’s housing lease; (b) $9,332 for Mr. J. Kim’s home leave flights; (c) $38,259 for insurance premiums; (d) $81,742 for other personal benefits (including personal use of a car service provided by the Company and living expenses); (e) $270,669 of estimated reimbursement for the difference between the actual tax and the hypothetical tax he will pay for the applicable fiscal year; and (f) $85,342 for estimated reimbursement of Korean tax.
(5)	Same as the total amount of Note (4) except $19,129 of insurance premiums for extended 6 months of insurance coverage periods.

Theodore Kim

	Cash Severance Payment ($)(1)	Value of Equity Award Acceleration ($)(2)	Continuation of Benefits and Perquisites ($)(3)		Total ($)
Termination By the Company Without Cause / By Executive for Good Reason	660,000	257,268	254,946	(4)	1,172,214
Termination By the Company Without Cause / By Executive for Good Reason, In Connection With a Change in Control	990,000	257,268	269,632	(5)	1,516,900
Termination By the Company for Cause / By Executive without Good Reason / Disability / Death	—
Change in Control (without termination of employment)	—	257,268			257,268

(1)	Represents cash severance payments payable pursuant to the Severance Agreement, as well as certain statutory severance benefits under the Employee Retirement Benefit Security Act. See “—Potential Payments Upon Termination or Change in Control” and “—Pension Benefits for the Fiscal Year Ended December 31, 2017” for additional information.
(2)	Represents the value of immediate vesting of all outstanding stock options and RSUs pursuant to the Severance Agreement. See “—Potential Payments Upon Termination or Change in Control” for additional information.
(3)	Represents continuation of benefits and perquisites pursuant to the Severance Agreement and our expatriate benefit policy. See “—Potential Payments Upon Termination or Change in Control” and “—Compensation Discussion and Analysis—Perquisites and Other Benefits” for additional information. Calculated assuming benefits for the applicable period will have the same dollar value as corresponding 2017 benefits.
(4)	Includes the following continuation of benefits and perquisites for Mr. T. Kim: (a) $56,181, which is housing expenses for Mr. T. Kim’s housing lease; (b) $22,580 for Mr. T. Kim’s home leave flights; (c) $29,373 for insurance premiums; (d) $28,687 for other personal benefits (including personal use of a car service provided by the Company and living expenses); (e) $104,146 of estimated reimbursement for the difference between the actual tax and the hypothetical tax he will pay for the applicable fiscal year; and (f) $13,979 for estimated reimbursement of Korean tax.
(5)	Same as the total amount of Note (4) except $14,686 of insurance premiums for extended 6 months of insurance coverage periods.

Tae Jong Lee

	Cash Severance Payment ($)(1)	Value of Equity Award Acceleration ($)(2)	Continuation of Benefits and Perquisites ($)(3)		Total ($)
Termination By the Company Without Cause / By Executive for Good Reason	309,579	245,843	25,420	(4)	580,842
Termination By the Company Without Cause / By Executive for Good Reason, In Connection With a Change in Control	619,158	245,843	25,420	(5)	890,421
Termination By the Company for Cause / By Executive without Good Reason / Disability / Death	—
Change in Control (without termination of employment)	—	245,843			245,843

(1)	Represents cash severance payments payable pursuant to the Severance Agreement, as well as certain statutory severance benefits under the Employee Retirement Benefit Security Act. See “—Potential

Payments Upon Termination or Change in Control” and “—Pension Benefits for the Fiscal Year Ended December 31, 2017” for additional information.
(2)	Represents the value of immediate vesting of all outstanding stock options and RSUs pursuant to the Severance Agreement. See “—Potential Payments Upon Termination or Change in Control” for additional information.
(3)	Calculated assuming benefits for the applicable period will have the same dollar value as corresponding 2017 benefits.
(4)	Represents housing expenses for Mr. TJ Lee’s housing lease.
(5)	Same as the amount of Note (4).

Woung Moo Lee

	Cash Severance Payment ($)(1)	Value of Equity Award Acceleration ($)(2)	Continuation of Benefits and Perquisites ($)(3)	Total ($)
Termination By the Company Without Cause / By Executive for Good Reason	309,579	245,843	—	555,422
Termination By the Company Without Cause / By Executive for Good Reason, In Connection With a Change in Control	619,158	245,843	—	865,001
Termination By the Company for Cause / By Executive without Good Reason / Disability / Death	—	—	—	—
Change in Control (without termination of employment)	—	245,843	—	245,843

(1)	Represents cash severance payments payable pursuant to the Severance Agreement, as well as certain statutory severance benefits under the Employee Retirement Benefit Security Act. See “—Potential Payments Upon Termination or Change in Control” and “—Pension Benefits for the Fiscal Year Ended December 31, 2017” for additional information.
(2)	Represents the value of immediate vesting of all outstanding stock options and RSUs pursuant to the Severance Agreement. See “—Potential Payments Upon Termination or Change in Control” for additional information.
(3)	Calculated assuming benefits for the applicable period will have the same dollar value as corresponding 2017 benefits.

CEO Pay Ratio

For the 2017 fiscal year, the ratio of the annual total compensation of Young Joon Kim, our Chief Executive Officer (“CEO Compensation”), to the median of the annual total compensation of all of our employees other than our Chief Executive Officer (“Median Annual Compensation”) was 26 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below. In this summary, we refer to the employee who received such Median Annual Compensation as the “Median Employee.” For purposes of this disclosure, the date used to identify the Median Employee was December 31, 2017 (the “Determination Date”).

CEO Compensation for purposes of this disclosure represents the total compensation reported for Mr. YJ Kim under “Summary Compensation Table”, which was $1,675,445 for the 2017 fiscal year. For purposes of this disclosure, Median Annual Compensation was $64,678, and was calculated by totaling for our Median Employee all applicable elements of compensation for the 2017 fiscal year in accordance with Item 402(c)(2)(x) of Regulation S-K.

To identify the Median Employee, we first determined our employee population as of the Determination Date. We had 2,486 employees, representing all full-time, part-time, seasonal and temporary employees of us and our consolidated subsidiaries as of the Determination Date, but excluding Mr. YJ Kim, and as permitted by applicable SEC rules, (i) any independent contractors or “leased” workers and (ii) all of our employees located in China (16), Taiwan (11), Japan (3), and Germany (3). We then measured compensation for the period beginning on January 1, 2017 and ending on December 31, 2017 for these employees. This compensation measurement was calculated by totaling, for each employee, total cash compensation paid (including salary, wages, tips, cash bonuses and other cash compensation paid in 2017) as shown in our payroll and human resources records for 2017. A portion of our employee workforce (full-time and part-time) worked for less than the full fiscal year due to commencing employment after the beginning of the fiscal year. In determining the Median Employee, we annualized the compensation for such individuals.

Equity Compensation Plan Information

The following table provides information as of December 31, 2017, regarding securities authorized for issuance under the Company’s compensation plans. The Company’s compensation plans include the 2009 Plan, the 2011 Plan, and the Purchase Plan. The numbers in the following table do not include options or shares that may be added to the issuable amounts under the 2011 Plan or the Purchase Plan, respectively, after December 31, 2017, in accordance with the terms of the respective plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants or rights		(b) Weighted- average exercise price of outstanding options, warrants or rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,193,715	(1)	$9.59	(1)	1,103,474	(2)
Equity compensation plans not approved by security holders	—		—		—
Total:	3,193,715				1,103,474

(1)	Comprised of (a) stock options to purchase 314,024 shares of common stock under the 2009 Plan, at a weighted average exercise price of $6.20 per share, (b) stock options to purchase 2,557,880 shares of common stock under the 2011 Plan, at a weighted average exercise price of $10.00 per share, and (c) 321,811 shares of common stock subject to restricted stock units under the 2011 Plan. There are no outstanding securities under the suspended Purchase Plan.
(2)	Excludes 1,163,880 shares of common stock that remain available as of December 31, 2017, for future issuance under the suspended Purchase Plan.

Equity Compensation Plan Summary

MagnaChip Semiconductor LLC 2009 Common Unit Plan

Following our emergence from our reorganization proceedings, in December 2009, our Board adopted, and our equityholders approved, the MagnaChip Semiconductor LLC 2009 Common Unit Plan, which we refer to as the 2009 Plan. The 2009 Plan provided for the grant of nonstatutory options, restricted unit bonus and purchase right awards, and deferred unit awards to employees and consultants of our Company and our subsidiaries and to members of our Board. However, only options and restricted unit bonus awards were granted under the 2009 Plan. In connection with our corporate conversion at the time of our initial public offering in March 2011, MagnaChip Semiconductor Corporation assumed the rights and obligations of MagnaChip Semiconductor LLC under the 2009 Plan and converted MagnaChip Semiconductor LLC common unit options and restricted common units outstanding under the 2009 Plan into options to acquire a number of shares of our common stock and shares of restricted common stock at a ratio of eight-for-one on substantially equivalent terms and conditions. The 2009 Plan terminated immediately following our corporate conversion, and no additional options or other equity awards may be granted under the 2009 Plan. However, options granted under the 2009 Plan prior to its termination will remain outstanding until they are either exercised or expire.

The 2009 Plan is administered by the Committee. Subject to the provisions of the 2009 Plan, the Committee determined in its discretion the persons to whom and the times at which awards were granted, the sizes of such awards, and all of their terms and conditions. All awards were evidenced by a written agreement between us and the holder of the award. The Committee has the authority to construe and interpret the terms of the 2009 Plan and awards granted under it. In the event of a change in control of our Company, the vesting of all outstanding awards held by participants whose employment has not previously terminated will accelerate in full. In addition, the Committee has the authority to require that outstanding awards be assumed or replaced with substantially equivalent awards by a successor corporation or to cancel the outstanding awards in exchange for a payment in cash or other property equal to the fair market value of restricted units or the excess, if any, of the fair market value of the units subject to an option over the exercise price per unit of such option.

2011 Equity Incentive Plan

Our 2011 Equity Incentive Plan, or the 2011 Plan, was approved by our Board and our stockholders in March 2010. We amended and restated the 2011 Plan in February 2011, and our stockholders approved the amendment in March 2011 to reflect that it became effective in 2011 upon our corporate conversion. 891,703 shares of our common stock, or the total number of shares of common stock (as adjusted by the conversion ratio in the corporate conversion) that remained available for grant upon the termination of the 2009 Plan immediately following the corporate conversion, were initially authorized and reserved. The share reserve under the 2011 Plan will automatically increase each January 1 through 2021, by an amount equal to the smaller of 2% of the number of shares of common stock issued and outstanding on the immediately preceding December 31 or an amount determined by our Board. The number of shares authorized for issuance under the 2011 Plan will also be increased from time to time by up to that number of shares of common stock remaining subject to options and restricted stock awards outstanding under the 2009 Plan at the time of its termination immediately following the corporate conversion that expire or terminate or are forfeited for any reason after the effective date of the 2011 Plan, subject to a cap of 1,412,352 shares. Appropriate adjustments will be made in the number of authorized shares and other numerical limits in the 2011 Plan and in outstanding awards to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in our capital structure. Shares subject to awards granted under our 2011 Plan which expire, are repurchased, or are cancelled or forfeited will again become available for issuance under the 2011 Plan. The shares available will not be reduced by awards settled in cash. Shares withheld to satisfy tax withholding obligations will not again become available for grant. The gross number of shares issued upon the exercise of stock appreciation rights or options exercised by means of a net exercise or by tender of previously owned shares will be deducted from the shares available under the 2011 Plan.

Awards may be granted under the 2011 Plan to our employees, including officers, directors, or consultants or those of any present or future parent or subsidiary corporation or other affiliated entity. While we may grant incentive stock options only to employees, we may grant nonstatutory stock options, stock appreciation rights, restricted stock purchase rights or bonuses, restricted stock units, performance shares, performance units and cash-based awards or other stock-based awards to any eligible participant. The 2011 Plan is administered by the Committee. Subject to the provisions of the 2011 Plan, the Committee determines in its discretion the persons to whom and the times at which awards are granted, the sizes of such awards, and all of their terms and conditions. All awards are evidenced by a written agreement between us and the holder of the award. The Committee has the authority to construe and interpret the terms of the 2011 Plan and awards granted under it.

In the event of a change in control as described in the 2011 Plan, the acquiring or successor entity may assume or continue all or any awards outstanding under the 2011 Plan or substitute substantially equivalent awards. Any awards which are not assumed or continued in connection with a change in control or are not exercised or settled prior to the change in control will terminate effective as of the time of the change in control. The Committee may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines, except that the vesting of all awards held by members of our Board who are not employees will automatically be accelerated in full. The 2011 Plan also authorizes the Committee, in its discretion and without the consent of any participant, to cancel each or any outstanding award denominated in shares upon a change in control in exchange for a payment to the participant with respect to each share subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise price per share, if any, under the award.

2011 Employee Stock Purchase Plan

Our 2011 Employee Stock Purchase Plan, or the Purchase Plan, was approved by our Board in March 2010. Our Board amended and restated the Purchase Plan in February 2011 to reflect that the Purchase Plan would become effective in 2011 upon the commencement of the MagnaChip IPO. The Purchase Plan was approved by our stockholders in March 2011 and became effective upon the commencement of the MagnaChip IPO. We initially authorized and reserved 789,890 shares for sale under the Purchase Plan. In August 2012, the Committee suspended the Purchase Plan. The Purchase Plan provides for an automatic annual increase in the number of shares available for issuance under the plan on January 1 of each year beginning in 2012 and continuing through and including January 1, 2021 equal to the lesser of (i) 1% of our then issued and outstanding shares of common stock on the immediately preceding December 31, (ii) 789,980 shares, or (iii) a number of shares as our Board may determine. Appropriate adjustments will be made in the number of authorized shares and in outstanding purchase rights to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in our capital structure. Shares subject to purchase rights which expire or are canceled will again become available for issuance under the Purchase Plan. Because the Purchase Plan was suspended in August 2012, no annual increase in the number of shares authorized under such plan occurred on January 1, 2013 or in subsequent years.

Our employees and employees of any parent or subsidiary corporation designated by the Committee are eligible to participate in the Purchase Plan if they are customarily employed by us for more than 20 hours per week and more than five months in any calendar year. However, an employee may not be granted a right to purchase stock under the Purchase Plan if: (i) the employee immediately after such grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock or of any parent or subsidiary corporation, or (ii) the employee’s rights to purchase stock under all of our employee stock purchase plans would accrue at a rate that exceeds $25,000 in value for each calendar year of participation in such plans.

The Purchase Plan is implemented through a series of sequential offering periods, generally three months in duration beginning on the first trading days of February, May, August, and November each year. The Committee is authorized to establish additional or alternative concurrent, sequential or overlapping offering periods and offering periods having a different duration or different starting or ending dates, provided that no offering period may have a duration exceeding 27 months.

Amounts accumulated for each participant, generally through payroll deductions, are credited toward the purchase of shares of our common stock at the end of each offering period at a price generally equal to 95% of the fair market value of our common stock on the purchase date. Prior to commencement of an offering period, the Committee is authorized to change the purchase price discount for that offering period, but the purchase price may not be less than 85% of the lower of the fair market value of our common stock at the beginning of the offering period or on the purchase date.

No participant may purchase under the Purchase Plan in any calendar year shares having a value of more than $25,000 measured by the fair market value per share of our common stock on the first day of the applicable offering period. Prior to the beginning of any offering period, the Committee may alter the maximum number of shares that may be purchased by any participant during the offering period or specify a maximum aggregate number of shares that may be purchased by all participants in the offering period. If insufficient shares remain available under the plan to permit all participants to purchase the number of shares to which they would otherwise be entitled, the Committee will make a pro rata allocation of the available shares. Any amounts withheld from participants’ compensation in excess of the amounts used to purchase shares will be refunded, without interest.

In the event of a change in control, an acquiring or successor corporation may assume our rights and obligations under the Purchase Plan. If the acquiring or successor corporation does not assume such rights and obligations, then the purchase date of the offering periods then in progress will be accelerated to a date prior to the change in control as specified by the Committee, but the number of shares subject to outstanding purchase rights shall not be adjusted.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions Policy

Under our Related Person Transactions Policy, transactions involving our directors, executive officers, significant stockholders and other related persons that involve an amount in excess of $120,000 must be approved by the Company’s Audit Committee or, in the event it is determined that it is not practicable or desirable for the Company to wait until the next meeting of the full Audit Committee, the Chair of the Audit Committee (who possesses delegated authority to act between Audit Committee meetings). The Audit Committee (or the Chair of the Audit Committee, as applicable) will consider all of the relevant facts and circumstances available to it, including (if applicable) but not limited to: the benefits to the Company; the impact on a director’s independence in the event the related person is a director, an immediately family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. The Audit Committee may seek bids, quotes or independent valuations from third parties in connection with assessing any related person transaction. The Audit Committee (or the Chair of the Audit Committee, as applicable) will approve only those transactions that are in, or are not inconsistent with, the best interests of the Company, as the Audit Committee (or the Chair of the Audit Committee, as applicable) determines in good faith.

Registration Rights Agreement

On November 9, 2009, we entered into a registration rights agreement with the holders of MagnaChip Semiconductor LLC’s common units issued in our reorganization proceedings, including Avenue where we granted them registration rights with respect to our common stock for which the Company may incur fees and expenses in connection with the exercise of such registration rights. In 2017, the Company paid fees and expenses of $669,000 in connection with the registration and sale of shares of our common stock by Avenue pursuant to this registration rights agreement. Mr. Klein, one of our directors, is an employee of an affiliate of Avenue.

Exchangeable Notes Offering Stock Repurchase

On January 17, 2017, the Company’s wholly-owned subsidiary, MagnaChip Semiconductor S.A. (the “Issuer”), closed an offering (the “Exchangeable Notes Offering”) of $86.25 million aggregate principal amount of the Exchangeable Senior Notes.

Engaged Capital Flagship Master Fund, LP (“Engaged Capital Flagship Master Fund”), a fund for whom Engaged Capital, LLC (“Engaged Capital”) serves as investment advisor, and a managed account for which Engaged Capital serves as investment adviser (the “Engaged Capital Account”), purchased $4,496,288 and $503,712 principal amount of the Exchangeable Notes in the Exchangeable Notes Offering, respectively. Based on information contained in an Amendment No. 6 to Schedule 13D filed with the SEC on January 13, 2017 by Engaged Capital and certain affiliates, as of May 15, 2017, funds managed by Engaged Capital beneficially owned approximately 11.7% of the Company’s common stock (subject to certain blocker provisions in the Exchangeable Notes that may limit conversion to an aggregate of 9.99% of the Company’s common stock). Based on information contained in an Amendment No. 9 to Schedule 13D filed with the SEC on November 7, 2017 by Engaged Capital and certain affiliates, funds managed by Engaged Capital ceased to be the beneficial owners of more than five percent of our outstanding shares of common stock as of November 3, 2017. In connection with the Exchangeable Notes Offering, the Company also repurchased 347,850 and 52,150 shares of the Company’s common stock from Engaged Capital Flagship Master Fund and the Engaged Capital Account, respectively, at an aggregate purchase price of $2.2 million and $0.3 million, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our outstanding common stock for: (1) each person or entity known to us to beneficially own more than five percent (5%) of any class of our outstanding securities; (2) each member of our Board; (3) each of our named executive officers; and (4) all of the members of our Board and executive officers, as a group. The following tables list the number of shares and percentage of shares beneficially owned based on 34,321,175 shares of common stock outstanding as of April 15, 2018.

The amounts and percentages of equity interests beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of the securities as to which he or she has no economic interest.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the address of each person listed in the table below is c/o MagnaChip Semiconductor, Ltd., 215 Daesin-ro, Heungdeok-gu, Cheongju-si, Chungcheongbuk-do, 28429, Korea.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
Principal Stockholders
Brigade Capital Management, LP(2)	5,669,213	15.3%
Evermore Global Advisors, LLC(3)	3,780,278	11.0%
Oaktree Value Opportunities Fund Holdings, L.P.(4)	3,000,000	8.7%
Capital World Investors(5)	2,355,000	6.9%
Rubric Capital Management LP(6)	2,250,500	6.6%
AllianceBernstein L.P.(7)	2,179,244	6.3%
Hood River Capital Management LLC(8)	2,067,186	6.0%
Wolverine Asset Management, LLC(9)	1,850,307	5.1%
Directors and Executive Officers
Melvin Keating(10)	73,753	*
Randal Klein(11)	16,730	*
Ilbok Lee(12)	240,529	*
Camillo Martino(13)	81,653	*
Gary Tanner(14)	118,755	*
Nader Tavakoli(15)	328,379	1.0%
Young-Joon Kim(16)	380,901	1.1%
Jonathan Kim(17)	199,853	*
Theodore Kim(18)	159,986	*
Tae Jong Lee(19)	193,136	*
Woung Moo Lee(20)	144,136	*
Directors and Officers as a group (11 persons)(21)	1,937,811	5.4%

*	Less than one percent
(1)	Includes any outstanding common stock held and, to the extent applicable, shares issuable upon the exercise or conversion of any securities that are exercisable or convertible within 60 days of April 15, 2018.

(2)	Based on the information contained in an Amendment No. 3 to Schedule 13G filed with the SEC on February 13, 2018 by Brigade Capital Management, LP (“Brigade Capital”), Brigade Capital Management GP, LLC (“Bridge Capital Management”), Brigade Leveraged Capital Structures Fund Ltd. (“Brigade Fund”) and Donald E. Morgan, III. Each of Brigade Capital, Brigade Capital Management, Brigade Fund and Mr. Morgan may be deemed to beneficially own the shares of common stock listed in the table above and has shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of such shares (except that Brigade Fund beneficially owns, and shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of, 4,856,226 of such shares). The shares of common stock listed in the table above include 5.00% Exchangeable Senior Notes due 2021 issued by MagnaChip Semiconductor S.A. (the “Exchangeable Senior Notes”) that are exchangeable at the option of the holder into 2,713,507 shares of our common stock (except that for Brigade Fund the shares of common stock listed in the table above include Exchangeable Senior Notes that are exchangeable at the option of the holder into 1,726,226 shares of our common stock). The Exchangeable Senior Notes are subject to a blocker provision that precludes Brigade Capital and its affiliates from converting the Exchangeable Senior Notes to the extent that Brigade Capital and its affiliates would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act) in excess of 12.49% of our common stock outstanding immediately after giving effect to such conversion. The business address of each of Brigade Capital, Bridge Capital Management and Mr. Morgan is 399 Park Avenue, 16th Floor, New York, New York 10022. The business address of Brigade Fund is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9007, Cayman Islands.
(3)	Based on information contained in an Amendment No. 1 to Schedule 13G filed with the SEC on March 2, 2018 by Evermore Global Advisors, LLC (“EGA”) and Evermore Global Value Fund, a series of Evermore Funds Trust (“EGVF”). EGA, other managed account clients of EGA and EGVF are the beneficial owners of the shares of common stock listed in the table above (except that 2,896,461 shares of common stock are beneficially owned by EGVF). Pursuant to the investment advisory agreements entered into by EGA and each of Evermore Funds Trust (of which EGVF is a series) and its other managed account clients, sole power to dispose or to direct the disposition of, and sole power to vote or to direct the vote over, the securities held by such persons has been delegated to EGA, although these agreements and the authority granted to EGA thereunder may be terminated without penalty upon proper notice. The business address of each of EGA and EGVF is 89 Summit Avenue, Summit, NJ 07901.
(4)	Based on information contained in an Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2018 by each of the following entities (each an “Oaktree Entity”): Oaktree Value Opportunities Fund Holdings, L.P., a Delaware limited partnership (“VOF Holdings”), in its capacity as the direct owner of 3,000,000 shares of our common stock; Oaktree Value Opportunities Fund GP, L.P., a Cayman Islands limited partnership (“VOF GP”), in its capacity as the general partner of VOF Holdings; Oaktree Value Opportunities Fund GP Ltd., a Cayman Islands exempted company (“VOF GP Ltd.”), in its capacity as the general partner of VOF GP; Oaktree Fund GP I, L.P., a Delaware limited partnership (“GP I”), in its capacity as the sole shareholder of VOF GP Ltd.; Oaktree Capital I, L.P., a Delaware limited partnership (“Capital I”), in its capacity as the general partner of GP I; OCM Holdings I, LLC, a Delaware limited liability company (“Holdings I”), in its capacity as the general partner of Capital I; Oaktree Holdings, LLC, a Delaware limited liability company (“Holdings”) in its capacity as the managing member of Holdings I; Oaktree Capital Management, L.P., a Delaware limited partnership (“Management”), in its capacity as the sole director of VOF GP Ltd.; Oaktree Holdings, Inc., a Delaware corporation (“Holdings, Inc.”), in its capacity as the general partner of Management; Oaktree Capital Group, LLC, a Delaware limited liability company (“OCG”), in its capacity as the managing member of Holdings and as the sole shareholder of Holdings, Inc.; and Oaktree Capital Group Holdings GP, LLC, a Delaware limited liability company (“OCGH GP”), in its capacity as the duly elected manager of OCG.

VOF Holdings directly holds the shares of common stock listed in the table above. VOF GP, in its capacity as the general partner of VOF Holdings, has the ability to direct the management of VOF Holdings’ business, including the power to vote and dispose of securities held by VOF Holdings; therefore, VOF GP may be deemed to beneficially own the shares of our common stock deemed held by VOF Holdings. VOF

GP Ltd., in its capacity as the general partner of VOF GP, has the ability to direct the management of VOF GP’s business, including the power to direct the decisions of VOF GP regarding the vote and disposition of securities held by VOF Holdings; therefore, VOF GP Ltd. may be deemed to have indirect beneficial ownership of the shares of our common stock deemed held by VOF Holdings. GP I, in its capacity as the sole shareholder of VOF GP Ltd., has the ability to appoint and remove the directors and direct the management of the business of VOF GP Ltd. As such, GP I has the power to direct the decisions of VOF GP Ltd. regarding the vote and disposition of securities held by VOF Holdings; therefore, GP I may be deemed to have indirect beneficial ownership of the shares of our common stock deemed held by VOF Holdings. Capital I, in its capacity as the general partner of GP I, has the ability to direct the management of GP I’s business, including the power to direct the decisions of GP I regarding the vote and disposition of securities held by VOF Holdings; therefore, Capital I may be deemed to have indirect beneficial ownership of the shares of our common stock deemed held by VOF Holdings. Holdings I, in its capacity as the general partner of Capital I, has the ability to direct the management of Capital I’s business, including the power to direct the decisions of Capital I regarding the vote and disposition of securities held by VOF Holdings; therefore, Holdings I may be deemed to have indirect beneficial ownership of the shares of our common stock deemed held by VOF Holdings. Holdings, in its capacity as the managing member of Holdings I, has the ability to direct the management of Holding I’s business, including the power to direct the decisions of Holdings I regarding the vote and disposition of securities held by VOF Holdings; therefore, Holdings may be deemed to have indirect beneficial ownership of the shares of our common stock deemed held by VOF Holdings. Management, in its capacity as the sole director of VOF GP Ltd., has the ability to direct the management of VOF GP Ltd., including the power to direct the decisions of VOF GP Ltd. regarding the vote and disposition of securities held by VOF Holdings; therefore, Management may be deemed to have indirect beneficial ownership of the shares of our common stock deemed held by VOF Holdings. Holdings, Inc., in its capacity as the general partner of Management, has the ability to direct the management of Management’s business, including the power to vote and dispose of securities held by VOF Holdings; therefore, Holdings, Inc. may be deemed to have indirect beneficial ownership of the shares of our common stock deemed held by VOF Holdings. OCG, in its capacity as the managing member of Holdings, has the ability to direct the management of Holdings’ business, including the power to direct the decisions of Holdings regarding the vote and disposition of securities held by VOF Holdings. Additionally, OCG, in its capacity as the sole shareholder of Holdings, Inc., has the ability to appoint and remove directors of Holdings, Inc. and, as such, may indirectly control the decisions of Holdings, Inc. regarding the vote and disposition of securities held by VOF Holdings. Therefore, OCG may be deemed to have indirect beneficial ownership of the shares of our common stock deemed held by VOF Holdings. OCGH GP, in its capacity as the duly appointed manager of OCG, has the ability appoint and remove directors of OCG and, as such, may indirectly control the decisions of OCG regarding the vote and disposition of securities held by VOF Holdings; therefore, OCGH GP may be deemed to have indirect beneficial ownership of the shares of our common stock deemed held by VOF Holdings. The business address of each Oaktree Entity is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.
(5)	Based on information contained in an Amendment No. 2 to Schedule 13G filed with the SEC on February 14, 2018 by Capital World Investors (“Capital World”), a division of Capital Research and Management Company (“CRMC”). Capital World divisions of CRMC and Capital International Limited collectively provide investment management services under the name Capital World Investors. Capital World Investors is deemed to be the beneficial owner of the shares of common stock listed in the table above. One or more clients of Capital World Investors have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of common stock listed in the table above. Capital World may be deemed to have sole power to vote and dispose of the shares of common stock listed in the table above. One or more clients of Capital World have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares of common stock. Capital World holds more than five percent of our outstanding common stock as of December 29, 2017 on behalf of SMALLCAP World Fund, Inc. The business address for Capital World is 333 South Hope Street, Los Angeles, CA 90071.

(6)	Based on the information contained in a Schedule 13G filed with the SEC on February 14, 2018 by Rubric Capital Management LP (“Rubric Capital”), the investment adviser to certain investment funds and/or accounts (collectively, the “Rubric Funds”) and David Rosen, Managing Member of Rubric Capital Management GP LLC, the general partner of Rubric Capital. Each of Rubric Capital and Mr. Rosen beneficially own the shares of common stock listed in the table above and has shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of such shares. Rubric Capital Master Fund LP, a Rubric Fund, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than 5% of our common stock. The business address for Rubric Capital and Mr. Rosen is 767 3rd Avenue, New York, NY 10017.
(7)	Based on the information contained in a Schedule 13G filed with the SEC on February 13, 2018 by AllianceBernstein L.P. (“AllianceBernstein”). AllianceBernstein beneficially owns and has the sole dispositive power over the shares of common stock listed in the table above and has the sole voting power over 1,758,841 of such shares. The shares of common stock listed in the table above were acquired solely for investment purposes on behalf of client discretionary investment advisory accounts. AllianceBernstein is a majority owned subsidiary of AXA Financial, Inc. and an indirect majority owned subsidiary of AXA SA. AllianceBernstein operates under independent management and makes independent decisions from AXA SA and AXA Financial, Inc. and their respective subsidiaries and AXA SA and AXA Financial, Inc. calculate and report beneficial ownership separately from AllianceBernstein pursuant to guidance provided by the SEC in Release Number 34-39538 (January 12, 1998). The business address for AllianceBernstein is 1345 Avenue of the Americas, New York, NY 10105.
(8)	Based on the information contained in a Schedule 13G filed with the SEC on January 5, 2018 by Hood River Capital Management LLC (“Hood River”). Hood River beneficially own the shares of common stock listed in the table above and has the sole power to dispose or to direct the disposition of such shares. The business address for Hood River is Umpqua Bank Plaza, One SW Columbia Street, Suite 630 Portland, OR 97258.
(9)	Based on the information contained in a Schedule 13G filed with the SEC on February 14, 2018 by Wolverine Asset Management, LLC (“WAM”), Wolverine Holdings, L.P. (“Wolverine Holdings”), Wolverine Trading Partners, Inc. (“WTP”), Christopher L. Gust and Robert R. Bellick. WAM is an investment manager and has voting and dispositive power over 1,827,983 shares of our common stock receivable upon conversion of the Exchangeable Senior Notes. The sole member and manager of WAM is Wolverine Holdings. In addition to shares deemed beneficially owned by WAM, Wolverine Holdings may be deemed to be the beneficial owner of 8,224 shares of our common stock and 14,100 shares of our common stock receivable upon exercise of options held by affiliates other than WAM as of December 29, 2017. Robert R. Bellick and Christopher L. Gust may be deemed to control WTP, the general partner of Wolverine Holdings. WAM has shared power to vote or direct the vote of 1,827,983 shares of our common stock and each of Wolverine Holdings, WTP, Mr. Bellick, and Mr. Gust has shared power to vote or direct the vote of 1,850,307 shares of our common stock. WAM has shared power to dispose or to direct the disposition of 1,827,983 shares of our common stock, and each of Wolverine Holdings, WTP, Mr. Bellick, and Mr. Gust has shared power to dispose or to direct the disposition of 1,850,307 shares of our common stock. Wolverine Flagship Fund Trading Limited is known to have the right to receive the receipt of dividends from, or the proceeds from the sale of, the shares of our common stock that may be deemed to be beneficially owned by WAM. The business address for WAM, Wolverine Holdings, WTP, Mr. Gust and Mr. Bellick is: c/o Wolverine Asset Management, LLC, 175 West Jackson Blvd., Suite 340, Chicago, IL 60604.
(10)	Represents 10,100 shares of common stock, options to purchase 49,737 shares of common stock and 13,916 shares of common stock subject to RSUs that will be vested and may be exercised or settled, as applicable, as of June 14, 2018.
(11)	Represents options to purchase 11,700 shares of common stock and 5,030 shares of common stock subject to RSUs that will be vested and may be exercised or settled, as applicable, as of June 14, 2018. The address for Mr. Klein is 399 Park Avenue, 6th Floor, New York, NY 10022.

(12)	Represents 15,706 shares of common stock, options to purchase 204,593 shares of common stock and 20,230 shares of common stock subject to RSUs that will be vested and may be exercised or settled, as applicable, as of June 14, 2018.
(13)	Represents 18,000 shares of common stock, options to purchase 49,737 shares of common stock and 13,916 shares of common stock subject to RSUs that will be vested and may be exercised or settled, as applicable, as of June 14, 2018.
(14)	Represents 5,408 shares of common stock, options to purchase 93,117 shares of common stock and 20,230 shares of common stock subject to RSUs that will be vested and may be exercised or settled, as applicable, as of June 14, 2018.
(15)	Represents 95,356 shares of common stock, options to purchase 212,793 shares of common stock and 20,230 shares of common stock subject to RSUs that will be vested and may be exercised or settled, as applicable, as of June 14, 2018.
(16)	Represents 52,213 shares of common stock, options to purchase 320,813 shares of common stock and 7,875 shares of common stock subject to RSUs that will be vested and may be exercised or settled, as applicable, as of June 14, 2018.
(17)	Represents 50,525 shares of common stock, options to purchase 143,253 shares of common stock and 6,075 shares of common stock subject to RSUs that will be vested and may be exercised or settled, as applicable, as of June 14, 2018.
(18)	Represents 36,500 shares of common stock, options to purchase 118,986 shares of common stock and 4,500 shares of common stock subject to RSUs that will be vested and may be exercised or settled, as applicable, as of June 14, 2018.
(19)	Represents 49,125 shares of common stock, options to purchase 140,186 shares of common stock and 3,825 shares of common stock subject to RSUs that will be vested and may be exercised or settled, as applicable, as of June 14, 2018.
(20)	Represents 29,125 shares of common stock, options to purchase 111,186 shares of common stock and 3,825 shares of common stock subject to RSUs that will be vested and may be exercised or settled, as applicable, as of June 14, 2018.
(21)	Our directors and executive officers as of April 15, 2018 as a group beneficially own 1,937,811 shares of common stock or 5.4%, which represents 362,058 shares of common stock, options to purchase 1,456,101 shares of common stock and 119,652 shares of common stock subject to RSUs that will be vested and may be exercised or settled, as applicable, as of June 14, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Compliance with Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of its equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during 2017 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% stockholders were in compliance with Section 16(a).

PROPOSAL TWO

ADVISORY VOTE ON

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Dodd-Frank Act, and Section 14A of the Exchange Act, the Board is asking stockholders to approve an advisory (non-binding) resolution on the compensation of our named executive officers. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. The text of the resolution is as follows:

RESOLVED, that the stockholders of MagnaChip Semiconductor Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement for the Company’s 2018 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities Exchange Act of 1934, as amended (which disclosure includes the Compensation Discussion and Analysis section, the Summary Compensation Table for 2017 and the related compensation tables and narrative disclosure within the executive compensation sections of the proxy statement).

The Company urges you to read the disclosure under “Compensation Discussion and Analysis,” in this Proxy Statement, which discusses how our compensation policies and procedures implement our pay-for-performance compensation philosophy. You should also read the Summary Compensation Table and other related compensation tables and narrative disclosure which provide additional details about the compensation of our named executive officers for fiscal 2017. We have designed our executive compensation structure to attract, motivate, and retain executives with the skills required to formulate and implement the Company’s strategic objectives and create stockholder value. We believe that our executive compensation program is reasonable, competitive and strongly focused on pay for performance principles, and provides an appropriate balance between risk and incentives.

The vote regarding the compensation of the named executive officers described above, referred to as a “say-on-pay advisory vote,” is advisory, and is therefore not binding on the Company, the Compensation Committee or the Board. Although non-binding, the Board and the Compensation Committee value the opinions that stockholders express in their votes and will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs as they deem appropriate.

If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote “FOR” the approval of the compensation of the named executive officers as disclosed in this Proxy Statement and described above.

The Board recommends that you vote “FOR” the advisory vote on named executive officer compensation.

PROPOSAL THREE

ADVISORY VOTE ON THE FREQUENCY OF THE STOCKHOLDER VOTE ON EXECUTIVE

COMPENSATION

In accordance with the Dodd-Frank Act and Section 14A of the Exchange Act, we are also asking you to cast, on an advisory (non-binding) basis, a vote on whether the stockholder vote on the compensation of our named executive officers should occur every year, every two years or every three years. You may either vote for one of these alternative frequencies or, if you desire, abstain from voting on this matter. The text of the resolution to be voted upon is as follows:

RESOLVED, that the stockholders of MagnaChip Semiconductor Corporation approve, on an advisory basis, having the stockholder vote on the compensation of the Company’s named executive officers listed in the annual proxy statement occur with the frequency (i.e., every year, every two years or every three years) for which the highest number of votes are cast at the Company’s 2018 annual meeting of stockholders.

After considering the advantages and disadvantages of the frequency of the say-on-pay vote, our Board has determined that an advisory vote on executive compensation every one year would be the most meaningful for our Board and its Compensation Committee, and best serve the interests of our Company and its stockholders. Our Board believes an annual advisory vote will provide the most timely feedback on executive compensation arrangements, plans, programs, and policies since the Compensation Committee evaluates the compensation of our named executive officers and makes compensation disclosures annually. In addition, our Board believes an annual vote will foster stronger and more timely communications from our stockholders to the Board and the Compensation Committee with respect to our executive compensation practices and policies.

The option of every year, every two years or every three years that receives the highest number of votes cast by stockholders will be deemed to be the frequency for the say-on-pay advisory vote that has been selected by stockholders. However, because this vote is advisory and not binding on the Board or the Company in any way, the Board may decide that it is in the best interests of the stockholders and the Company to hold the say-on-pay advisory vote more or less frequently than the option approved by stockholders. Additionally, stockholders should recognize that it may not be appropriate or feasible to change compensation programs already in place for the year in which the vote occurs since the advisory vote on executive compensation will take place after the beginning of the compensation year, and that the Board and Compensation Committee will take into account a number of factors in establishing executive compensation practices and policies in addition to our stockholders input on the say-on-pay advisory vote when making future decisions regarding our executive compensation programs as they deem appropriate.

If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote for the option of “1 YEAR” as the frequency with which stockholders are provided an advisory vote on executive compensation.

The Board recommends that you vote “1 YEAR” as the frequency of the advisory vote on named executive officer compensation.

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018

Samil PricewaterhouseCoopers has been selected by the Audit Committee as the principal independent registered public accounting firm for the fiscal year ending December 31, 2018 for us and our subsidiaries. Our Board recommends a vote for ratification of the appointment of Samil PricewaterhouseCoopers as the independent registered public accounting firm to audit the books and accounts for us and our subsidiaries for the fiscal year ending December 31, 2018. It is expected that representatives of Samil PricewaterhouseCoopers will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and, if a representative is in attendance, the representative will be available to answer appropriate questions.

The appointment of Samil PricewaterhouseCoopers as our independent registered public accounting firm is not required to be submitted to a vote of our stockholders for ratification. However, our Board believes that obtaining stockholder ratification is a sound governance practice. If our stockholders fail to vote on an advisory basis in favor of the appointment of Samil PricewaterhouseCoopers, the Audit Committee will take such actions as it deems necessary as a result of such stockholder vote.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees billed or expected to be billed for professional services rendered by Samil PricewaterhouseCoopers and its affiliates for the years ended December 31, 2017 and 2016.

	Year Ended December 31
	2017	2016
	(in millions)
Audit fees	$1.9	$1.2
Audit Related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$1.9	$1.2

Policy and Procedure for Approval of Audit and Permitted Non-Audit Services

All audit fees were pre-approved by the Company’s Audit Committee, which concluded that the provision of such services by Samil PricewaterhouseCoopers and its affiliates was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. With respect to outside auditor independence, the Audit Committee Charter provides for pre-approval of audit services and non-audit services, based on independence, qualifications and, if applicable, performance, and approve the fees and other terms of any such engagement. The Audit Committee Charter authorizes the Audit Committee to delegate to one or more of its members the authority to grant pre-approvals for such services, provided that the decisions of such member(s) to grant any such pre-approval shall be presented to the Audit Committee at its next scheduled meeting. The Audit Committee followed these guidelines in approving all services rendered by Samil PricewaterhouseCoopers and its affiliates.

The Board recommends that you vote “FOR” the ratification of the appointment of Samil PricewaterhouseCoopers as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

A stockholder who would like a proposal considered for inclusion in our proxy statement relating to our 2019 annual meeting pursuant to Rule 14a-8 (“Rule 14a-8”) under the Exchange Act must be received by the Corporate Secretary of the Company no later than December 31, 2018 and must otherwise comply with Rule 14a-8.

Any stockholder proposals received outside of the Rule 14a-8 procedure for consideration at our 2019 annual meeting must be received by the Corporate Secretary of the Company between February 12, 2019 and March 14, 2019. If, however, the date of the 2019 annual meeting is changed by more than 30 days from the anniversary date of this year’s Annual Meeting, the stockholder notice described above will be deemed timely if it is received not later than the close of business on the later of the 90th calendar day prior to such annual meeting and the 10th calendar day after public announcement of the date of such meeting. Such proposals must be addressed to MagnaChip Semiconductor Corporation, c/o MagnaChip Semiconductor, Inc., 60 South Market Street, Suite 750, San Jose, CA 95113, Attention: Secretary. If we do not receive such notice within the timeframe described above, the notice will be considered untimely and the proposal may not be brought.

In addition to the timely notice requirements, a stockholder’s proposal for nominees for directors must comply with Section 2.15 of the Company’s bylaws and other applicable procedures described therein or established by our Nominating and Corporate Governance Committee. See “The Board of Directors and Corporate Governance—Nominating and Corporate Governance Committee.” Stockholder proposals related to other business must also comply with Section 1.10 of the Company’s bylaws. Furthermore, any stockholder proposal must comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

Our proxy for the 2019 annual meeting will grant authority to the persons named therein to exercise their voting discretion with respect to any matter of which we did not receive notice between February 12, 2019 and March 14, 2019. Notices should be submitted to the address set forth above.

SOLICITATION OF PROXIES

We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mails, proxies may be solicited by our directors, officers and employees by personal interview, telephone or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of our common stock held of record by such persons, and we will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

OTHER MATTERS

The directors know of no other matters which are likely to be brought before the Annual Meeting. The enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.

By Order of the Board of Directors

/s/ Theodore Kim
Theodore Kim
Chief Compliance Officer, Executive Vice President,
General Counsel and Secretary

April 27, 2018

MAGNACHIP SEMICONDUCTOR CORPORATION C/O MAGNACHIP SEMICONDUCTOR, INC. 60 SOUTH MARKET STREET SUITE #750 SAN JOSE, CA 95113 ATTN: INVESTOR RELATIONS VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/mx2018 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E46747-P07144 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY MAGNACHIP SEMICONDUCTOR CORPORATION     The Board of Directors recommends you vote FOR the     following nominees:     1.    Election of Directors Nominees:    For Withhold 1a.    Gary Tanner 1b.    Melvin L. Keating 1c.    Young-Joon Kim 1d.    Randal Klein 1e.    Ilbok Lee 1f.    Camillo Martino 1g.    Nader Tavakoli The Board of Directors recommends you vote FOR    For Against Abstain proposal 2:     2.    Advisory (non-binding) Vote to Approve the Compensation of Our Named Executive Officers. The Board of Directors recommends you vote 1 Year 2 Years    3 Years Abstain “1 year” for proposal 3:     3.    Advisory (non-binding) Vote on the Frequency of Stockholder Votes on the Compensation of Our     Named Executive Officers.     The Board of Directors recommends you vote FOR    For Against Abstain proposal 4:     4.    Ratification of the Board’s Selection of Samil PricewaterhouseCoopers as MagnaChip Semiconductor’s     Auditor for 2018.     NOTE: Such other business as may properly come before the     meeting or any adjournment thereof.     Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E46748-P07144 MAGNACHIP SEMICONDUCTOR CORPORATION Annual Meeting of Stockholders June 12, 2018 8:00 P.M. EDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Young-Joon Kim and Theodore Kim, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MAGNACHIP SEMICONDUCTOR CORPORATION that the stockholder(s) is/are entitled to vote at the 2018 Annual Meeting of Stockholders to be held at 8:00 P.M. EDT, on Tuesday, June 12, 2018, via live interactive webcast on the Internet at www.virtualshareholdermeeting.com/mx2018, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. This proxy authorizes Young-Joon Kim and Theodore Kim to vote at their discretion on any other matter that may properly come before the meeting or any adjournment or postponement of the meeting. Continued and to be signed on reverse side